UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    Multi-Fineline Electronix, Inc.

(Name of Registrant as Specified In Its Charter)

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January 20, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. that will be held on Tuesday, March 9, 2010, at 9:00 a.m. at the Company’s Headquarters, 3140 East Coronado Street, Anaheim, California 92806.

The formal notice of the Annual Meeting and the Proxy Statement are included with this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly. A copy of the Company’s 2009 Annual Report to Stockholders is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Philip A. Harding
Chairman of the Board

MULTI-FINELINE ELECTRONIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 9, 2010

To the Stockholders of Multi-Fineline Electronix, Inc.:

The Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), will be held at 3140 East Coronado Street, Anaheim, California 92806 on Tuesday, March 9, 2010, at 9:00 a.m. Pacific Standard Time, for the following purposes:

1. To elect two Class III directors to serve until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

3. To approve the amendment and restatement of the Company’s Amended and Restated 2004 Stock Incentive Plan; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Stockholders of record as of the close of business on January 11, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 3140 East Coronado Street, Anaheim, California 92806, for ten days before the meeting.

It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Christine Besnard
Vice President, General Counsel and Secretary

January 20, 2010

i

MULTI-FINELINE ELECTRONIX, INC.

3140 EAST CORONADO STREET

ANAHEIM, CALIFORNIA 92806

(714) 238-1488

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at 3140 East Coronado Street, Anaheim, California 92806 on Tuesday, March 9, 2010, at 9:00 a.m. Pacific Standard Time, and any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about January 27, 2010.

Who Can Vote

Stockholders of record at the close of business on January 11, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 25,380,683 shares of common stock, $0.0001 par value (the “Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the two nominees for Class III director listed in this Proxy Statement, FOR the ratification of the appointment of the Company’s independent registered public accounting firm and FOR the approval of the amendment and restatement of the Company’s Amended and Restated 2004 Stock Incentive Plan.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Householding of Proxy Materials

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to the Company, Attn: Investor Relations Department, 3140 East Coronado Street, Anaheim, California 92806, or contact Investor Relations via our website at http://ir.mflex.com/contactus.cfm. The Company will provide a separate copy of this Proxy Statement and the annual report to any stockholder at a shared address to which a single copy was delivered. Any such request should be addressed to the Company, Attn: Investor Relations Department, at the address listed above. Stockholders who currently receive multiple copies of the Proxy Statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

Shareholder Communications

If you wish to communicate with the Board, you may send your communication in writing to: General Counsel, Multi-Fineline Electronix, Inc., 3140 East Coronado Street, Anaheim, California 92806, who will forward all material communications from stockholders to the appropriate director or directors or committee of the Board based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

Required Vote

Directors are elected by a plurality vote. The two nominees for Class III director who receive the most votes cast in their favor will be elected to serve as directors. The other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Those items for which your broker cannot vote result in broker non-votes. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has received the requisite vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 9, 2010

Copies of this Proxy Statement and the Company’s 2009 Annual Report to stockholders are also available online at www.mflex.com\proxymaterials

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board’s members are divided into three classes, each serving staggered three-year terms as follows:

•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2011;

•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2012; and

•	Class III, whose term will expire at the Annual Meeting.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board has recommended, and the Board (including a majority of the independent directors on the Board) has designated, Reza Meshgin and Choon Seng Tan to be elected at the Annual Meeting. At the beginning of fiscal year 2009, the Board consisted of nine members. On December 3, 2009, the Board reduced the number of members to eight effective immediately and resolved that, contemporaneous with the Annual Meeting, the number of members of the Board would be reduced to seven, as Mr. Kane will not be standing for re-election due to personal reasons. Mr. Tan was previously a Class II director. So that the size of each of the three classes will remain as equal as possible after the Annual Meeting, the Board has reclassified Mr. Tan as a Class III director and he will stand for re-election at the Annual Meeting.

If elected at the Annual Meeting, each Class III director will hold office until the annual meeting of stockholders in 2013 and until their successors are duly elected and qualified unless they resign or are removed. Neither Mr. Meshgin nor Mr. Tan are considered “independent” as defined by the applicable listing standards of The Nasdaq Global Select Market (“Nasdaq”) and SEC rules. For a further discussion, please see the section entitled “Director Independence” below.

If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the Board, taking into account any recommendation by the Nominating Committee, to fill the vacancy.

Director Nominations

The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Board has as an objective that its membership be comprised of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating Committee believes it is appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of Nasdaq and the SEC. The Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

Prior to each annual meeting of stockholders, the Nominating Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating Committee will consider various candidates for Board membership, including those suggested by the Nominating Committee members, by other Board members, by any executive search firm engaged by the Nominating Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating Committee in writing with any supporting material the stockholder considers appropriate. Once a slate of candidates is chosen by the Nominating Committee, the Nominating Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that a stockholder’s notice shall be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at the Company’s principal executive offices, addressed to the attention of the Company’s Secretary, not less than 90 days nor more than 120 days in advance of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received by the Company’s Secretary not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made. Information required by the Bylaws to be in the notice include the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that section. The Nominating Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating Committee to determine the eligibility of such proposed nominee to serve as director of the Company.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, the Company’s Bylaws and must be addressed to: Secretary, Multi-Fineline Electronix, Inc., 3140 East Coronado Street, Anaheim, California 92806. You can obtain a copy of the Company’s Bylaws by writing to the Secretary at this address.

Director Biographical Information

Biographical information concerning each of the directors and nominees for director as of the date of this Proxy Statement is set forth below.

Name	Age	Position
Philip A. Harding	77	Chairman of the Board (Class I director)
Sanford L. Kane	67	Class III director (not standing for re-election)
Philippe Lemaitre	60	Class II director
Linda Yuen-Ching Lim, Ph.D.	59	Class I director
Reza Meshgin	46	Class III director, President, Chief Executive Officer and nominee for re-election as Class III director
Donald K. Schwanz	65	Class II director
Choon Seng Tan	57	Currently a Class II director and nominee for election as Class III director
Sam Yau	61	Class I director

Philip A. Harding served as the Company’s Chief Executive Officer from January 1988 until March 2008 and has served as a director since September 1988. In December 2003, Mr. Harding assumed the position of Chairman of the Board. Prior to joining the Company, Mr. Harding served as the Chief Executive Officer of Weltec Digital Corporation from 1984 to 1987. From 1981 to 1984, Mr. Harding served as the President of the Remex Division of Excello Corporation, or Excello, after joining Excello in 1979 as the Vice President of Engineering. Prior to joining Excello, Mr. Harding served as the General Manager of the Commercial Systems Division of Electronic Memories and Magnetics Corporation from 1973 to 1979. Each of these companies manufactured computer peripherals and components. From February 1998 to March 2004, Mr. Harding served as Chief Executive Officer of Wearnes Hollingsworth Corporation, an electronic connector company and a member of the WBL Corporation Limited, or WBL Corporation, group of companies. Mr. Harding served as Chairman of the board of directors of Advanced Logic Research, Inc., a former member of the WBL Corporation group of companies, from October 1985 to March 1988. Mr. Harding also served as a member of the board of directors of MFS Technology Pte Ltd., or MFS, a member of the WBL Corporation group of companies, from October 1994 to September 2000. Mr. Harding holds a B.S.E.E. from Cooper Union College and an M.S. from Columbia University.

Sanford L. Kane has served on the Board since June 2004. Since December 2008, Mr. Kane has served as the Chief Executive Officer of Convos, LLC, a privately held company focusing on web-based group communication tools. From April 2005 to August 15, 2006, Mr. Kane served as the interim Chief Executive Officer of Metara, Inc., a privately held semiconductor equipment manufacturer. Since 1992, Mr. Kane has served as the President of Kane Concepts Incorporated, a management consulting firm. From January 2000 to December 2000, Mr. Kane served as the Chairman of the board of directors and Chief Executive Officer of Legacy Systems Incorporated, a semiconductor equipment manufacturer. From January 1993 to April 1995, Mr. Kane served as Chairman of the board of directors and Chief Executive Officer of Tower Semiconductor Ltd. From October 1990 to January 1992, Mr. Kane served as President and Chief Executive Officer of PCO, Inc., a manufacturer of fiber optic electronic products. From July 1989 to June 1990, Mr. Kane served as President and Chief Executive Officer of U.S. Memories, Inc. Prior to July 1989, Mr. Kane spent 27 years with International Business Machines, Inc., or IBM, in various managerial and technical positions, most recently as Vice President of Industry Operations-General Technology Division. While at IBM, Mr. Kane served as a director of SEMATECH, an industry consortium, and the Semiconductor Industry Association. Mr. Kane holds a B.S. in industrial engineering from New York University and an M.S. in engineering administration from Syracuse University.

Philippe Lemaitre has served on the Board since March 2009. Since September 2007, Mr. Lemaitre has served as a director of Nasdaq-listed Sun Hydraulics Corporation, a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets, serving on its Audit and Nominating Committees and as the Chairman of its Compensation Committee. From October 1999 to January 2007, Mr. Lemaitre served as Chief Executive Officer and President of Woodhead

Industries (“Woodhead Industries”), a publicly held automation and electrical products manufacturer. From October 1999 to September 2006, Mr. Lemaitre also served as a member of Woodhead Industries board of directors, and was the Chairman of the Board from January 2001 through September 2006. Mr. Lemaitre holds an M.S. in civil engineering from École Spéciale des Travaux Publics in Paris, France and an M.S. in engineering from the University of California at Berkeley.

Linda Y.C. Lim, Ph.D., has served on the board since March 2008. Since 1984, Dr. Lim has served as a faculty member at the University of Michigan, becoming Professor of Strategy at the Stephen M. Ross School of Business in 2001, and serving as Director of the Center for Southeast Asian Studies from 2005 through 2008. She is a member of the executive committees of the Center for International Business Education and a faculty associate of the Center for Japanese Studies, the Center for Chinese Studies and the Center for South Asian Studies. She has also served as Associate Director of the University’s International Institute, and as a board member of the Knight-Wallace Journalism Fellows at the University, and of the non-profit Asia Society in New York. Dr. Lim teaches MBA courses and executive education sessions on The World Economy and Business in Asia. Dr. Lim has also consulted for many organizations, including various U.S. companies, private think tanks, United Nations agencies and the OECD. From January 1998 to August 2006, Dr. Lim was a director of Woodhead Industries. Dr. Lim holds a B.A. in economics from Cambridge University, an M.A. in economics from Yale University and a Ph.D. in economics from the University of Michigan.

Reza Meshgin joined the Company in June 1989 and has served as the Company’s President and Chief Executive Officer since March 2008. In January 2004, Mr. Meshgin assumed the position as the Company’s President and Chief Operating Officer. Prior to this role, Mr. Meshgin served as the Company’s Vice President and General Manager from May 2002 through December 2003, and as the Company’s Engineering Supervisor, Application Engineering Manager, Director of Engineering and Telecommunications Division Manager. Mr. Meshgin holds a B.S. in electrical engineering from Wichita State University and an M.B.A. from University of California at Irvine.

Donald K. Schwanz has served on the board since May 2008. Mr. Schwanz served from 2002 to 2007 as chairman of CTS Corporation, a leading designer and manufacturer of electronic components and sensors to OEMs in the automotive, computer, communications, medical and industrial markets. In addition, Mr. Schwanz served as CTS’ president and chief executive officer between 2001 and 2007. From 1979 to 2000, Mr. Schwanz held numerous key management positions at Honeywell, Inc. Most recently he served as president of Honeywell Industrial Controls, a $2.8 billion global business specializing in process control systems. Prior to that, he was president of Honeywell’s Space and Aviation Controls business, the leading global supplier of avionics for commercial and business aircraft. Mr. Schwanz currently serves on the board of directors of PNM Resources, an energy holding company, and is on its finance and public policy and sustainability committees. Mr. Schwanz began his business career in 1968 with Sperry Univac, Inc., where he held positions in program management, project engineering, sales and sales support. Mr. Schwanz is a 1966 graduate of the Massachusetts Institute of Technology where he received his B.S. in mechanical engineering. He received an M.B.A. from the Harvard Business School in 1968.

Choon Seng Tan has served on the Board since January 2005. Since December 2004, Mr. Tan has served as Chief Executive Officer and as a director of WBL Corporation. Mr. Tan served as the Vice President (Customer Solutions Group) and Managing Director, South East Asia of Hewlett-Packard Singapore, an IT product and services company, from June 2002 through November 2004. From 1997 through 2002, Mr. Tan served in various senior management roles with Compaq, including Vice President and Managing Director of Compaq Computer Asia and Corporate VP, Director and Director of Finance and Strategic Planning for Compaq Computers Asia Pacific. Mr. Tan held various management positions at Hewlett-Packard Far East Ltd. from 1989 through 1996, including Director-Finance and Human Resources and Chief Financial Officer, Singapore. Mr. Tan holds a B.A.C.C. from the University of Singapore.

Sam Yau has served on the Board since June 2004. Since 1997, Mr. Yau has been a private investor. From 1995 to 1997, Mr. Yau served as Chief Executive Officer of National Education Corporation. From 1993 through 1994, Mr. Yau served as Chief Operating Officer of Advacare, Inc., a medical services company. Mr. Yau currently serves as the lead director on the board of directors of Nasdaq-listed SRS Labs, Inc., a provider of audio and voice technology solutions. Mr. Yau also served as a past Chairman of the Forum for Corporate Directors in Orange County. Mr. Yau holds a B.S.S. in economics from the University of Hong Kong and an M.B.A. from the University of Chicago.

Director Independence

A majority of the Board must qualify as “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of Nasdaq. The Board has determined that Messrs. Kane, Lemaitre, Schwanz and Yau and Dr. Linda Lim qualify as independent directors. The Board has also determined that each director who serves on the Audit Committee, the Nominating Committee and the Compensation Committee is “independent,” as that term is defined by applicable listing standards of Nasdaq and the SEC rules, with the exception of Mr. Tan who serves on the Compensation Committee and on the Nominating Committee. Mr. Tan is not deemed independent under the applicable rules because he serves as Chief Executive Officer of WBL Corporation, whose subsidiaries in turn own a majority of the outstanding Common Stock of the Company. However, in accordance with Nasdaq rules, the Board has determined that due to the majority stockholder position of the WBL Corporation entities, that it is a reasonable request of WBL Corporation to have Mr. Tan serve as a member of these committees. In addition, each member of the Compensation Committee, other than Mr. Tan, qualifies as a non-employee and independent director, and the Board has designated a Special Compensation Committee of the Board, consisting solely of non-employee, independent directors, for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Board Meetings and Committees; Annual Meeting Attendance

The Board held eight meetings during the fiscal year ended September 30, 2009. In fiscal year 2009, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors serve. The Board encourages the directors to attend the annual meetings of its stockholders. In 2009, all of the directors then serving on the Board attended the annual meeting.

The Board has a standing Audit Committee, Compensation Committee and Nominating Committee. The Board has approved a charter for each of these committees that can be found on the Company’s website at www.mflex.com.

Audit Committee

Number of Members:	Four

Members:	Mr. Kane (Chair during fiscal year 2009 until June 8, 2009)
Mr. Lemaitre (Chair effective June 8, 2009)
Mr. Schwanz
Mr. Yau

Number of Meetings:	Five

Functions:

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent registered public accounting firm and reviewing their reports regarding the Company’s consolidated financial statements and system of internal accounting control over financial reporting. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and for ensuring that such accounting firm is independent of management. Mr. Kane and Mr. Lemaitre are the Company’s audit committee financial experts as currently defined under the rules of the SEC.

Compensation Committee

Number of Members:	Four

Members:	Mr. Kane
Dr. Linda Lim
Mr. Schwanz (Chair effective December 5, 2008)
Mr. Tan

Number of Meetings:	Five

Functions:	The Compensation Committee determines the Company’s general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for the Company’s officers and, based upon such review, recommends overall compensation packages for the officers to the entire Board. In addition, the Compensation Committee reviews and determines equity-based compensation for the Company’s directors, officers, employees and consultants and administers the Company’s stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	Four

Members:	Mr. Lemaitre
Dr. Linda Lim (Chair)
Mr. Tan
Mr. Yau

Number of Meetings:	Three

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Required Vote

The two Class III nominees receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting in person or by proxy will be elected as directors. A proxy cannot be voted for a greater number of persons than two.

The Board recommends a vote “FOR” election as director of the Class III nominees.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010. PricewaterhouseCoopers LLP has audited the Company’s financial statements since fiscal year 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions. Although stockholder ratification of the Company’s appointment of its independent registered public accounting firm is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of PricewaterhouseCoopers LLP to its stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for fiscal 2009 and 2008 and fees billed for other non-audit services rendered by PricewaterhouseCoopers LLP.

	Fiscal Year Ended September 30,
	2009	2008
Audit Fees(1)	$1,754,422	$1,480,764
Tax Fees(2)	332,950	424,499

Total	$2,087,372	$1,905,263

(1)	Audit fees consisted of fees paid for the annual integrated audit, selected statutory audits and quarterly reviews.
(2)	Tax fees related to compliance with Federal, State, local and foreign tax regulations as well as tax return preparation services were $87,000 and $59,811 for the years ended September 30, 2009 and 2008, respectively. Tax fees related to assistance provided with respect to the review and audit of tax matters by government agencies and tax authorities, including consultations on technical tax matters were $245,950 and $364,688 for the years ended September 30, 2009 and 2008, respectively.

Pre-Approval Policies and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by the Company’s principal independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of the Company’s principal independent registered public accounting firm to perform any service that the independent registered public accounting firm would be prohibited from providing under applicable listing standards of Nasdaq or SEC rules. In assessing whether to approve use of the Company’s principal independent registered public accounting firm for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the firm. The Audit Committee will approve permitted non-audit services by the Company’s principal independent registered public accounting firm only when it will be more effective or economical to have such services provided by the independent registered public accounting firm and where the nature of the services will not impair the firm’s independence. The Audit Committee has granted Mr. Lemaitre, Chairman of the Audit Committee, the discretion to determine whether non-audit services proposed to be performed by PricewaterhouseCoopers LLP require the review of the entire Audit Committee, and in any situation where he deems it appropriate, Mr. Lemaitre, acting alone, has been granted authority by the Audit Committee to negotiate and approve the engagement and/or terms of any non-audit service for the Company by PricewaterhouseCoopers LLP within the guidelines mentioned above. Mr. Lemaitre reports regularly to the Audit Committee on any non-audit services he approves pursuant to such authority. During the fiscal years ended September 30, 2009 and 2008, all audit and non-audit services performed by the Company’s principal independent registered public accounting firm were approved in advance by the Audit Committee, by Mr. Kane, in his former role as Chairman of the Audit Committee on behalf of the Audit Committee, or by Mr. Lemaitre on behalf of the Audit Committee.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If ratification is not obtained, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm but will not be required to select different independent auditors for the Company.

The Board recommends a vote “FOR” ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PROPOSAL 3:

APPROVAL OF AMENDMENT AND RESTATEMENT TO

THE AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

General

The stockholders are being asked to approve an amendment and restatement of the Company’s Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”), which was approved by the Board on March 11, 2009, subject to stockholder approval at the Annual Meeting (the “Amendment to the 2004 Plan”). The 2004 Plan was also subsequently amended and restated by the Board on December 4, 2009; however, the amendments adopted at that time are not subject to stockholder approval. The March 11, 2009 amendment and restatement which is the subject of this Proposal Number 3 amended the automatic grant of restricted stock units to non-employee directors such that each non-employee director who first joins the Board on or after March 9, 2010 and who was not previously an Employee shall receive an amount of restricted stock units equal to $70,000 (rather than $140,000). These restricted stock units will vest in full on the one-year anniversary of the grant (rather than over a three-year period).

Set forth below is a summary of the 2004 Plan, which is qualified in its entirety by the specific language of the 2004 Plan. A copy of the 2004 Plan is included at the end of this Proxy Statement as Exhibit A. Stockholders are urged to read the complete text of the 2004 Plan.

Plan Administration

The 2004 Plan is administered by the Compensation Committee in accordance with the requirements of Section 162(m) of the Code. Such committee, acting as the 2004 Plan Administrator, has full authority to interpret the provisions of the 2004 Plan and to determine those individuals who are eligible to receive awards under the 2004 Plan, the timing of such awards, the type and magnitude of awards and the terms thereof. The Compensation Committee has absolute discretion to adopt, amend and rescind rules, procedures, and forms relating to the 2004 Plan, to interpret the 2004 Plan and apply its provisions, to amend the 2004 Plan and any awards thereunder, and to make all other determinations and take any actions deemed necessary or advisable for the administration of the 2004 Plan. All decisions and interpretations of the Compensation Committee are binding on all participants. In addition, the Board has appointed a Special Compensation Committee, comprised solely of independent, non-employee directors who are members of the Compensation Committee, for purposes of taking actions on behalf of the Compensation Committee when required by the Code and/or other applicable rules or regulations. As used herein, references to the Compensation Committee shall include the Special Compensation Committee as applicable.

Purpose

The 2004 Plan is intended to facilitate the attraction and retention of qualified employees and other service providers, and to promote the long-term success of the Company and the creation of stockholder value by encouraging employees, directors, and consultants to focus on long-range objectives and by aligning their incentives with those of stockholders.

Background of the 2004 Plan

The 2004 Plan was originally adopted by the Board and approved by the Company’s stockholders in June 2004. The 2004 Plan is administered by the Compensation Committee and the Special Compensation Committee, as described above. The 2004 Plan provides for the grant of stock options, restricted stock, stock appreciation rights, restricted stock units, performance shares, performance units and cash-based awards. Incentive stock options, performance shares, performance units and cash-based awards may be granted only to employees. Nonstatutory stock options and other stock-based awards may be granted to employees, non-employee directors, advisors and consultants. As of December 31, 2009, approximately 11,921 employees and seven non-employee directors were eligible to be considered for the grant of awards under the 2004 Plan. The number of advisors and consultants who are eligible to be considered for the grant of awards under the 2004 Plan cannot be determined because the Compensation Committee has discretion to select these participants.

Shares Subject to the 2004 Plan

Under the 2004 Plan, 2,876,400 shares of Common Stock have been authorized for issuance. No participant in the 2004 Plan can receive option grants or stock appreciation rights for more than 1,000,000 total shares in any calendar year, or performance shares, restricted stock, or restricted stock units for more than 1,500,000 total shares in any fiscal year. The closing price for the Common Stock on Nasdaq on January 11, 2010, was $27.90 per share.

Plan Features

The 2004 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and cash-based awards. Each type of equity-based award is described below:

•	Stock Options

A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future.

The exercise price of each stock option granted under the 2004 Plan is determined by the Compensation Committee. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the Common Stock on the date of grant. The exercise price of a stock option intended to qualify as an incentive stock option (“ISO”) under the Code may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock). Incentive stock options may not have a term of greater than ten years (or five years if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock).

Options granted under the 2004 Plan may be subject to performance-based, or time-based vesting. In general, options with time-based vesting granted to optionees other than non-employee directors vest as to  1/4 of the shares subject to the grant on the first anniversary of the date of grant, with  1/48th of the total number of shares vesting each month thereafter, subject to the participant’s continued employment through the applicable vesting date. In no event may options granted under the 2004 Plan be exercised more than 10 years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock).

•	Stock Appreciation Rights

A stock appreciation right (each a “SAR”) is the right to receive, at the time of exercise, the difference between the fair market value of a share of stock and the exercise price of the SAR. SARs may be settled in stock, in cash, or a combination of both, at the discretion of the Compensation Committee. The exercise price of a SAR is determined by the Compensation Committee. SARs may be awarded as standalone awards, or in tandem with stock options (in which case the SARs are exercisable only if the accompanying stock option is forfeited).

In general, SARs granted by the Company vest 100% on the third anniversary of the date of grant and are settled in stock.

•	Restricted Stock Awards

Restricted stock grants are awards of stock subject to restrictions which lapse subject to continued employment, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Shares may be awarded under the 2004 Plan for such consideration as the Compensation Committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes, future services, or services rendered prior to the award, without a cash payment by the grantee. Holders of restricted stock under the 2004 Plan have the same voting, dividend, and other rights as the Company’s other stockholders.

•	Restricted Stock Units

Restricted stock units (each an “RSU”) give recipients the right to acquire a specified number of shares of stock, or the equivalent value in cash, at a future date upon the satisfaction of certain conditions established by the Compensation Committee and as set forth in a stock unit agreement. RSUs may be granted in consideration of a reduction in the recipient’s other compensation, but no cash consideration is required of the recipient. Recipients of RSUs do not have voting or dividend rights, but may be credited with dividend equivalent compensation.

•	Performance Shares and Performance Units

Performance shares and performance units are awards which entitle the participant to a future payment of stock or cash (or a combination of both) based on the level of achievement of predetermined Company performance goals. Each performance share has an initial value equal to the fair market value of the Common Stock on the date of grant, and each performance unit carries a notional value determined by the Compensation Committee. Each performance award granted under the 2004 Plan will be evidenced by an award agreement specifying the number of performance shares or units granted, the performance period over which the award vests, the applicable performance goals, and such other provisions as the Compensation Committee shall determine.

Performance shares and units are payable at the close of the applicable performance period, and must be paid no later than the fifteenth day of the third month of the calendar year following the year in which the applicable performance period ends.

Automatic Grants to Outside Directors

The 2004 Plan provides for automatic, nondiscretionary grants of awards of RSUs to non-employee directors. As amended and restated, the 2004 Plan provides that a non-employee director who first joins the Board on or after March 9, 2010 is automatically granted an initial award of RSUs on the date of his or her election to the Board in a number of shares equal to $70,000 divided by the fair market value of the Common Stock on the trading day immediately preceding the date of the grant, rounded to the nearest whole share. The initial award vests in full on the first anniversary of the date of the grant. On the day following each of the Company’s regularly scheduled annual stockholder meetings, beginning with the annual meeting occurring on March 11, 2008, each non-employee director is automatically granted a number of RSUs equal to $70,000 divided by the fair market value of the Common Stock on the trading day immediately preceding the date of the grant, rounded to the nearest whole share, provided the director has served on the Board for at least six months and will continue to serve on the Board following the annual meeting. These RSUs will vest in full on the first anniversary of the date of grant or, if earlier, immediately prior to the Company’s next annual stockholder meeting following the date of grant. Both the initial and annual award of RSUs become vested in full if a change in control occurs with respect to the Company during the director’s service. Generally, RSUs are settled as they vest, in shares of Common Stock or, in the Company’s sole discretion, in cash. However, the applicable stock unit award agreement may provide for settlement of any or all of the vested RSUs upon the director’s termination of service as a member of the Board, or may provide that the director may elect to defer settlement of any or all vested RSUs.

Performance Awards

The 2004 Plan is intended to qualify as a “performance-based” plan under Section 162(m) of the Code. Section 162(m) limits the Company’s ability to claim tax deductions for compensation to its most senior executive officers in excess of $1 million per year, unless the compensation is paid based on achievement of performance goals that are set using stockholder-approved criteria and such approval is received at least once every five years. The 2004 Plan provides that any award granted under the plan may be a performance-based award, with the extent to which such an award is earned or vested to be based on the achievement of performance goals specified with respect to each performance period under the 2004 Plan.

For each performance period, with respect to performance-based awards other than stock options and SARs, the Compensation Committee will establish in writing: (1) target awards for each plan participant, (2) the performance goals which must be achieved in order for the participant to be paid a target award, and (3) the payout formula for determining the actual award paid to a participant. The payout formula will be based on a comparison of actual performance to the performance goals, provide for the payment of a participant’s target award if the performance goals for a relevant performance period are achieved, and provide for an actual award that is greater or less than a participant’s target award depending upon the extent to which actual performance exceeds or falls below the performance goals.

A participant’s cash-based target awards will be (1) expressed as a percentage of his or her base salary, (2) expressed as a percentage of an award pool established for the particular plan year, or (3) a specified amount determined by the Compensation Committee. The Compensation Committee may determine in its sole discretion whether or not to establish an award pool for a particular performance period.

Base salary under the 2004 Plan means the participant’s annualized salary rate on the last day of the fiscal year or on the last day of the last applicable fiscal year for any performance period, as determined by the Compensation Committee.

The performance goals applicable to the participants may consist of one or more of the following measures: (a) net earnings or net income (before or after taxes), (b) earnings per share, (c) operating earnings, (d) net sales, (e) sales growth, (f) net revenues, (g) revenue growth, (h) net operating profit, (i) net operating profit growth, (j) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), (k) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), (l) earnings before or after taxes, interest, depreciation, and/or amortization, (m) gross or operating margins, (n) productivity ratios, (o) share price (including, but not limited to, growth measures and total shareholder return), (p) expense targets, (q) margins, (r) operating efficiency, (s) market share, (t) customer satisfaction, (u) working capital targets, (v) operating margin, (w) pre-tax profit, and (x) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital). The above performance measures may be used to measure the performance of the Company or of any parent or subsidiary, or any combination thereof, as the Compensation Committee deems appropriate, or as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee deems appropriate, or the Compensation Committee may select performance measure (o) above as compared to various stock market indices. The Compensation Committee may provide in any performance-based award agreement that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, and (h) any other adjustment item permissible under Code Section 162(m) for deductibility.

Award Agreements

Each award under the 2004 Plan is evidenced by an award agreement. Subject to the terms of the 2004 Plan, the Compensation Committee has the discretion to establish the terms of any specific award granted under the 2004 Plan, including any vesting arrangement and exercise period. The terms of the award are set forth in the applicable award agreement. The award agreement may provide for accelerated exercisability in the event of the participant’s death, disability, retirement, or other events.

Adjustments upon Changes in Capitalization

In the event of a recapitalization, stock split or similar capital transaction, appropriate adjustment will be made to the number of shares reserved for issuance under the 2004 Plan, including the limitation regarding the total number of shares underlying awards that may be given to an individual participant in any calendar or fiscal year, the number of shares underlying outstanding awards, any applicable exercise price of awards, and other adjustments in order to preserve the benefits of outstanding awards under the 2004 Plan.

Adjustments upon Change in Control

In the event of a “change in control,” as defined in the 2004 Plan, vesting or exercisability of outstanding time base awards will be accelerated. Further, the applicable performance measures for the performance period in which such change in control occurs will be deemed achieved as of the date immediately prior to such change in control, and the performance awards with respect to such period will be paid on such date, provided that the Compensation Committee may reduce a target award below the amount that would otherwise be payable.

Plan Amendment and Termination

The Board may amend or terminate the 2004 Plan at any time, provided that such amendment or termination shall not adversely affect any award previously granted under the plan without the consent of the award holder. The 2004 Plan will terminate ten years after its adoption, unless earlier terminated by the Board.

New Plan Benefits

Except with respect to the automatic grant of RSUs to non-employee directors which are described above, grants under the 2004 Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2004 Plan as amended and restated are not determinable at this time.

Specific Plan Benefits

The following table discloses the awards granted to the persons or groups specified below under the 2004 Plan as of January 11, 2010:

Name and Position	Number of Restricted Stock Units	Number of Stock Options	Number of Stock Appreciation Rights
Philip A. Harding, Chairman of the Board	68,427	115,000	—
Sanford L. Kane, Director	12,263	45,000	—
Philippe Lemaitre, Director	10,598	—	—
Linda Yuen-Ching Lim, Ph.D., Director	11,766	—	—
Donald Schwanz, Director	12,728	—	—
Choon Seng Tan, Director	—	—	—
Sam Yau, Director	12,263	45,000	—
Reza Meshgin, Director, President and Chief Executive Officer	122,280	85,000	92,065
Tom Liguori, Executive Vice President and Chief Financial Officer	77,318	—	33,193
Thomas Lee, Executive Vice President of Operations	52,441	57,000	26,709
Christine Besnard, Vice President, General Counsel and Secretary	32,222	20,000	23,231
All current executive officers as a group (4 persons)	284,261	162,000	175,198
All current directors who are not executive officers as a group (7 persons)	128,045	205,000	—
All employees, including all current officers who are not executive officers, as a group	641,716	844,000	120,084

Certain Federal Income Tax Consequences

The following is only a summary of certain United States federal income tax consequences to recipients of awards under the 2004 Plan and is for general information purposes only. This summary is based on the United States federal income tax laws now in effect, and as currently interpreted, and does not take into account possible changes in such laws or interpretations. Furthermore, this summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Code Section 409A to the extent an award is subject to and does not satisfy the rules promulgated thereunder, nor does it describe state, local or foreign tax consequences. This summary does not consider the United States federal income tax consequences to recipients in light of their individual circumstances or to recipients subject to special treatment under the federal income tax laws. THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PERSON AND RECIPIENTS OF AWARDS UNDER THE 2004 PLAN SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS ON THEIR INDIVIDUAL CIRCUMSTANCES.

An optionee receiving nonstatutory stock options under the 2004 Plan will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee’s resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. The Code provides for reduced tax rates for long-term capital gains based on the taxpayer’s income and the length of the taxpayer’s holding period.

Optionees receiving incentive stock options granted under the 2004 Plan will not recognize income upon grant or qualifying exercise of the option under the Code unless the alternative minimum tax rules apply. Upon an optionee’s sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of either of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

The recipient of a restricted stock award will generally recognize ordinary compensation income when such shares are no longer subject to a substantial risk of forfeiture, based on the excess of the value of the shares at that time over the price, if any, paid for such shares. However, if the recipient makes a timely election under the Code to be subject to tax upon the receipt of the shares, the recipient will recognize ordinary compensation income at that time equal to the fair market value of the shares over the price paid, if any, and no further ordinary compensation income will be recognized when the shares vest.

Recipients of SARs, RSUs, performance shares or units, and cash awards will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery.

Subject to certain limitations, the Company is entitled to a deduction for Federal income tax purposes equal to the amount of ordinary compensation income recognized by the recipient of an award at the time such income is recognized, so long as the Company makes any required tax withholding with respect to such income. However, the deduction of compensation paid to certain executives may be subject to a $1 million annual limit under Section 162(m) of the Code.

As discussed above, under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees” (as described below). Certain performance-based compensation is exempt from this deduction limit if it meets the requirements of Code Section 162(m), including a requirement that payment of the compensation be contingent upon achievement of performance goals that are established and administered in a manner specified under Section 162(m). In addition, to qualify as performance-based compensation, the compensation (or the plan under which it is granted, including the possible performance goals that may be used) must have been approved by stockholders, there must be a limit on the amount of compensation that may be paid to an employee during a specified period of time, and achievement of the applicable performance goals must be substantially uncertain at the time the individual awards are established. Finally, Code Section 162(m) imposes certain independence requirements on the members of the Board-level committee administering the performance-based compensation program.

The regulations governing Code Section 162(m) provide that a “covered employee” is determined in accordance with the executive compensation disclosure rules under the Securities Exchange Act of 1934 (the “Exchange Act”). However, the Exchange Act was amended in 2006 and no longer tracks the definition of “covered employee” as defined in Section 162(m) of the Code. The Exchange Act now requires disclosure of a company’s principal executive officer regardless of compensation, the principal financial officer regardless of compensation and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer as determined as of the end of the last completed fiscal year. As a result of this disconnect, the Internal Revenue Service released guidance in June 2007 providing that for purposes of Section 162(m) of the Code, a “covered employee” means the principal executive officer (or anyone acting in such capacity) and the three highest paid officers for the relevant taxable year. For purposes of Section 162(m), it does not include the principal financial officer unless such officer is one of the three highest paid officers. Accordingly, the Company will apply this guidance to its covered employees for the purposes of Section 162(m) of the Code.

Any deferrals made under the 2004 Plan, including awards granted under the 2004 Plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments and distributions. The Company intends to attempt to structure any deferrals and awards under the 2004 Plan to meet the applicable tax law requirements.

The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options, restricted shares, SARs, restricted stock, RSUs, performance shares or performance units, or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death.

ERISA

The 2004 Plan is not a tax-qualified deferred compensation plan under Code Section 401(a), and is not subject to of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Required Vote

Approval will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. In the event approval is not obtained, the Amendment to the 2004 Plan will not become effective and will not be added to the 2004 Plan.

The Board recommends a vote “FOR” the amendment and restatement of the 2004 Plan.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 11, 2010 as to shares of the Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each of the Company’s Named Executive Officers under “Executive Compensation—Summary Compensation Table,” (iii) each of the Company’s current directors, (iv) each of the Company’s nominees for director, and (v) all current directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Multi-Fineline Electronix, Inc., 3140 East Coronado, Anaheim, California 92806. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of Common Stock beneficially owned is based on 25,380,683 shares outstanding as of January 11, 2010. In addition, shares issuable pursuant to options and RSUs which may be exercised or will vest within 60 days of January 11, 2010 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual’s particular circumstances.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Stockholders Owning More Than 5% of the Common Stock:
Entities affiliated with WBL Corporation Limited(1)	14,817,052	58.4%
Executive Officers, Directors and Director Nominees:
Philip A. Harding(2)	119,696	*
Reza Meshgin(3)	140,191	*
Tom Liguori(4)	19,277	*
Thomas Lee	4,570	*
Christine Besnard	7,953	*
Sanford L. Kane(5)	60,653	*
Philippe Lemaitre(6)	3,532	*
Linda Y.C. Lim, Ph.D(7)	10,553	*
Donald Schwanz(8)	6,661	*
Choon Seng Tan	0	*
Sam Yau(9)	37,263	*
All current directors and executive officers as a group (11 persons)(10)	410,349	2.6%

*	Less than 1%
(1)	Represents 3,000,000 shares held by United Wearnes Technology Pte Ltd (“United Wearnes”) and 11,817,052 shares held by Wearnes Technology (Private) Limited (“Wearnes Technology”). Wearnes Technology is a 99.97% owned subsidiary of WBL Corporation and United Wearnes is a 60% owned subsidiary of Wearnes Technology. Choon Seng Tan, one of the Company’s directors, is the Chief Executive Officer and a director of WBL Corporation. The principal business address for United Wearnes and Wearnes Technology is Wearnes Technology Building, 801 Lorong, 7 Toa Payoh, #07-00 Wearnes Building, Singapore 319319.

(2)	Includes 51,369 shares held of record by the Philip A. Harding and Barbara R. Harding Family Trust dated January 18, 1994, 40,000 shares subject to options that are currently exercisable, 10,427 shares subject to RSU grants which will vest within 60 days of January 11, 2010, and 17,900 shares held of record.
(3)	Includes 85,000 shares subject to options that are currently exercisable, and 55,191 shares held of record.
(4)	Includes 12,500 shares subject to RSU grants which will vest within 60 days of January 11, 2010, and 6,777 shares held of record.
(5)	Includes 45,000 shares subject to options that are currently exercisable, 5,128 shares subject to RSU grants which will vest within 60 days of January 11, 2010, and 10,525 shares held of record.
(6)	Consists of 3,532 shares subject to RSU grants which will vest within 60 days of January 11, 2010.
(7)	Includes 7,340 shares subject to RSU grants which will vest within 60 days of January 11, 2010, and 3,213 shares held of record.
(8)	Includes 5,128 shares subject to RSU grants which will vest within 60 days of January 11, 2010, and 1,533 shares held of record.
(9)	Includes 25,000 shares subject to options that are currently exercisable, 5,128 shares subject to RSU grants which will vest within 60 days of January 11, 2010, and 7,135 shares held of record.
(10)	Includes 166,166 shares held of record, 195,000 shares subject to options that are currently exercisable, and 49,183 shares subject to RSU grants which will vest within 60 days of January 11, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following summarizes the Company’s equity compensation plans at September 30, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c )
Equity compensation plans approved by security holders	1,160,379	$7.08	1,285,130
Equity compensation plans not approved by security holders	—	—	—
Total	1,160,379	$7.08	1,285,130

The following pages contain a report issued by the Compensation Committee relating to executive compensation for 2009 and a report issued by the Audit Committee relating to its review of the accounting, auditing and financial reporting practices of the Company. Stockholders should be aware that under SEC rules, the Compensation Committee Report and the Audit Committee Report are not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates under a written charter adopted by the Board of Directors (the “Board”) on April 12, 2004, and most recently amended on September 1, 2009. A copy of the Compensation Committee Charter is available on the Company’s website at www.mflex.com. The members of the Compensation Committee are Sanford L. Kane, Linda Lim, Donald Schwanz and Choon Seng Tan, each of whom is a non-employee director under Section 162(m) of the Code, and each of whom, except for Choon Seng Tan, meets the independence standards established by Nasdaq. Effective December 5, 2008, Donald Schwanz became the Chairman of the Compensation Committee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Sanford L. Kane

Linda Lim, Ph.D.

Donald Schwanz (Chairman)

Choon Seng Tan

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of the Company’s executive officers who served as the Company’s Named Executive Officers (as defined below) during the last completed fiscal year, including the process and rationale used by the Compensation Committee to set such compensation.

Compensation Programs Objectives and Philosophy

The Compensation Committee is comprised of a total of four directors, three of whom are independent. The Compensation Committee is responsible for developing and monitoring compensation arrangements for the executive officers of the Company, administering the Company’s equity incentive plans (including reviewing and approving grants to executive officers) and other compensation plans and performing other activities and functions related to executive compensation as may be assigned from time to time by the Board. Although one member of the Compensation Committee does not meet the independence standards established by Nasdaq and the rules and regulations of the SEC, all compensation decisions that require it are ratified or approved by either a special committee of the Compensation Committee comprised solely of the independent, non-employee directors on the Compensation Committee (the “Special Compensation Committee”), or a majority of the independent, non-employee directors on the Board. As used in this discussion and analysis, all approvals or recommendations by the Compensation Committee include the approval or recommendation by the Special Compensation Committee or a majority of the independent, non-employee directors on the Board where so required.

The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the Compensation Committee’s philosophy to align the interests of the Company’s stockholders and management by integrating compensation with the Company’s annual and long-term corporate strategic and financial objectives.

The Compensation Committee believes that an executive compensation program can send powerful messages about expected behaviors and results. MFLEX believes that:

•	Leadership’s decisions and behaviors drive the performance results of MFLEX;

•	An accountability-oriented performance management and development system is essential to align executive behaviors with key performance metrics at MFLEX; and

•

The executive compensation program is a critical part of MFLEX’s accountability-oriented system, both influencing executive behaviors around key performance metrics and fostering a high-performance culture.

In furtherance of these beliefs, MFLEX’s executive compensation program is founded on the following:

•

To be reflective of competitive market and industry practices, offering both competitive programs and compensation opportunities, and balancing the Company’s need for talent with the need to maintain reasonable compensation costs.

•	To be designed to attract, motivate, and retain executive talent willing to commit to building long-term stockholder value.

•	To encourage executive decision-making in alignment with the Company’s business strategy.

•	To focus executives’ efforts on the performance metrics that drive stockholder value.

•	To reinforce the desired behaviors of meeting and/or exceeding performance targets by rewarding superior performance, and differentiating rewards based on the performance level achieved.

•	To be an effective motivational tool by ensuring that executives understand their compensation program and how organizational and individual performance translate into rewards.

•

To establish a pay for performance system that considers Company performance and pay in the context of peer performance and pay, with the philosophy that Company performance that is in the upper tier of performance relative to the peer group merits higher levels of compensation and conversely, underperformance relative to the peer group merits lower levels of compensation.

The Company believes that external comparisons for compensation benchmarking purposes should be primarily against companies which fairly represent the potential market for executive talent at the Company and that are consistent with the business and market challenges that are faced by the Company. In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with companies in the Company’s “peer group,” which in fiscal 2009 consisted of the following companies: AVX Corp.; Checkpoint Systems Inc.; Coherent Inc.; CTS Corp.; Dolby Laboratories Inc.; Littlefuse Inc.; Methode Electronics Inc.; MTS Systems Corp.; National Instruments Corp.; OSI Systems Inc.; Plexus Corp.; Rogers Corp.; Scansource Inc.; Trimble Navigation Ltd; and TTM Technologies Inc. None of the companies in this peer group are industry competitors of the Company, though all are technology companies that reasonably compete for the same type of executive talent. Several of these companies are, or have divisions which have similar contract manufacturing business models to the Company or utilize high-volume manufacturing in the course of their business. Since many of the Company’s competitors are foreign based (and therefore do not disclose executive compensation information in the same manner as US publicly traded companies) and/or consist of mixed business models and do not disclose performance data for business units similar to the Company, the Company has determined that it is necessary to use a peer group that is comprised largely of US-based technology companies that are reasonable proxies for competitors for talent but not excellent proxies for market or competitor performance.

The Compensation Committee reviews the Company’s peer group on an annual basis to ensure continued appropriateness of each company in the group and the group in aggregate. The Compensation Committee believes that generally, the Company’s peer group should be made up of companies which are classified in either the same GICS code as MFLEX, or a closely related GICS code, with revenue and market capitalization of approximately one-third to three times the Company’s revenue and market capitalization. Further, the Compensation Committee believes that MFLEX’s revenue should approximate the median revenue of the industry peer group and its market capitalization should be positioned between the 25th and 75th percentile of the peer group. In addition, factors that could cause a change to the Company’s peer group include: a peer company ceases to exist as a stand-alone publicly traded company; significant changes in peer company or MFLEX revenue, market capitalization or net income; changes in a peer company’s industry classification based on its GICS code; and a significant change in the Company’s business focus. Benchmarking of Named Executive Officers’ compensation is made against the Company’s peer group job match as long as the number of data samples within the peer group is sufficient to draw meaningful comparisons. Compensation practices at companies in the peer group are reviewed annually based on the public disclosure of the companies in the peer group which set forth the companies’ compensation practices and specific compensation levels as does this proxy statement. It should be noted that this information is, necessarily “backward looking” and does not necessarily provide an accurate projection of what peer group companies will do as regards to compensation going forward. As a cross check on peer group company compensation practices, the Company also utilizes third-party compensation surveys for high tech companies and/or relevant industry surveys. Significant differences between peer group compensation practices and levels and general industry compensation are further assessed to ensure that the smaller peer group set of data does not introduce a statistical and inappropriate bias in the information used in compensation comparisons.

The components of executive officer compensation consist of base salary, performance-based annual incentive bonuses, periodic stock grants (both annual and long-term incentive opportunities) and other benefits, which are discussed separately below. The Company bases its executive compensation decisions on a detailed review of many factors including external competitive data with regard to the Company’s peer group in order to generally understand the compensation practices of competitors for similar executive talent and to ensure that the total compensation packages offered by the Company are competitive with the peer group. In addition, the Compensation Committee considers several other factors, such as the Company’s achievements over the past year, the Company performance benchmarked against peer group performance, the individual’s past, present and expected contributions to the Company’s success, any significant changes in the individual’s role or responsibilities and the long-term value of the executive to the Company. In addition, the Compensation Committee’s process for determining executive compensation includes a review of the Company’s executive compensation programs and practices, and an analysis, for each executive officer of all elements of compensation.

In general, the Compensation Committee’s practice is to review general industry trends in executive compensation and, additionally to review peer group compensation practices and compensation levels during the course of the year prior to actually establishing annual compensation packages for executives, which is done in the first quarter of each new fiscal year. This process allows the Compensation Committee to consider data on the Company’s financial performance during the prior year in its analysis, to conduct an assessment of the executives’ contribution to the Company’s overall performance, and evaluate progress and results achieved that directly link to corporate business goals and objectives. The Compensation Committee then utilizes this aggregation of information to establish annual base compensation, performance-based incentive bonus awards and equity grants.

The Company believes that it is important to reward excellence, leadership and outstanding long-term Company performance in a form designed to retain and motivate executives while aligning their incentives with continued high levels of performance. To accomplish this, the Compensation Committee structures executive compensation to motivate and reward both short-term (annual) performance and long-term performance. Additionally, the Compensation Committee structures compensation such that a significant portion of the compensation is incentive-based (variable) and tied directly to Company performance. In establishing the mix of these different compensation elements, the Compensation Committee considers the mix for such compensation factors as used by the peer group and industry groups, as well as the unique circumstances of the Company.

Long-term incentive opportunities will generally be greater than annual incentive levels in order to focus executives on long-term, sustainable value creation. In general, the Compensation Committee’s goal is to structure the overall mix of compensation for executive officers so that individuals with the greatest responsibility and, therefore, opportunity to impact the Company’s success, have the highest percentage of their total compensation variable and tied to Company performance. In addition, the Compensation Committee believes that employees in higher ranks should have a higher proportion of their total compensation delivered through pay-for-performance, such as annual performance-based incentive bonus plans and long-term equity compensation. As a result, their compensation will be more significantly correlated, both upward and downward, to the Company’s financial performance. The Compensation Committee believes executive compensation packages provided by the Company to its senior executives should include both cash and share-based compensation and incentives. The use of share-based compensation more directly ties executive compensation and long-term wealth generation for executives to the results and benefits received by shareholders.

The Compensation Committee utilizes the services of external consultants, that specialize in executive compensation and benefits to provide the Compensation Committee with relevant information on compensation practices and trends within the peer group and among broader groups. The Compensation Committee also secures and utilizes other published information on executive compensation as deemed helpful to the Compensation Committee and the functions it performs. Prior to 2009, the Compensation Committee often used the same outside consultant as the Company used for other compensation matters. Beginning in 2009, and as related to the process for developing compensation for 2010, the Compensation Committee began using an independent compensation consultant that has not been used by the Company previously and will not be used by the Company for any other purposes. This consultant and the work performed is entirely under the direction of the Compensation Committee.

Components of Compensation

The compensation of executive officers consists of the following principal components:

•	base salary;

•	performance-based annual incentive;

•	stock grants (both annual and long-term); and

•	perquisites and other benefits.

The Compensation Committee strives to develop comprehensive packages that are competitive with those offered by other companies with which the Company competes to attract and retain talented executives. To achieve this, the Compensation Committee generally considers that total compensation targeted at the 50th percentile of the peer group benchmark to be appropriate, though the compensation may range between the 25th and 75th percentile for any individual executive or all executives as a group depending upon Company performance, individual performance and experience level, individual expertise, level of responsibility and tenure with the Company, general economic conditions and other factors. Generally, executives that are new to their positions would be targeted below the 50th percentile and those with significant demonstrated experience and capability would be targeted above the 50th percentile. Under the Company’s current compensation practices, cash compensation consists of an annual base salary and bonuses, and share-based compensation consists primarily of RSU and SAR grants. In the recent past, the compensation offered to the Company’s executives has been below the compensation for individuals in comparable positions at other companies in the peer group with respect to both individual elements of compensation and total compensation. More recently, in consideration of the Company’s rapid growth and profitability, as well as competition for executive talent, the Compensation Committee has increased compensation for its executives to bring their compensation closer to market (peer group median).

Base Salary

Executive Officer Salaries

The Compensation Committee conducts an annual review of the base salary of each Named Executive Officer. To compete effectively for executive talent, the Company generally targets base salaries at the 50th percentile of market practice for executive positions, although salaries may be positioned between the 25th and 75th percentile of market based on a variety of factors. The Compensation Committee sets the salary level of each executive officer on a case-by-case basis, taking into account the salaries paid to comparable executives in the Company’s peer group and in market surveys, the individual’s level of responsibilities and performance, hiring needs, unique market demands and experience level. The Compensation Committee begins by reviewing the salaries recommended by the Company’s Chief Executive Officer (“CEO”) for the Company’s Named Executive Officers (other than the CEO), as well as a competitive assessment of executive pay at the Company relative to market information, including compensation data from the Company’s peer group and industry data compiled by the Company’s compensation consultant from a wide variety of manufacturing and service companies (“industry data”). In addition, the Compensation Committee is provided with a financial assessment of the Company relative to the Company’s peer group to facilitate a pay-for-performance comparison of the Company versus its peers. Based upon these reviews, the Compensation Committee then approves salaries for the Named Executive Officers, subject to approval of the Board.

In October 2008, the Compensation Committee approved (subject to Board approval, which was obtained in December 2008) base salaries for calendar year 2009 for the Named Executive Officers, other than the CEO, as follows: Mr. Liguori, $340,000 (from $300,000 in calendar year 2008); Mr. Lee, $275,000 (from $255,000 in calendar year 2008); and Ms. Besnard, $270,000 (from $260,000 in calendar year 2008). In determining the base salaries for calendar year 2009, the Compensation Committee and Board considered a variety of factors, primarily focused on the comparison of the salaries of the Company’s Named Executive Officers to the relevant benchmark data in the Company’s peer group and the industry data. In reviewing such data, the Compensation Committee noted that the base salary of the Named Executive Officers other than the CEO was generally around the 50th percentile range for the Company’s peer group and/or industry data, and that the CEO’s recommended raises (of 13%, 8% and 4%, respectively) would keep the salaries for such individuals generally at or slightly above the 50th percentile, and below the 75th percentile for comparable positions. In making these comparisons, the Compensation Committee noted that the industry benchmark compensation data for the CFO was significantly higher than the peer group CFO data. Since CFO functions are, in general, competitive from a recruiting perspective across a wider range of industries, the Compensation Committee chose to benchmark the CFO position primarily against the industry data, rather than the Company’s peer group (which reflected lower salaries), thus accounting for the larger salary increase for Mr. Liguori. As part of such review, the Compensation Committee also considered the performance review of each Named Executive Officer by the CEO (which were all generally positive) and each individual’s high level of responsibility within the Company. In particular, Mr. Lee’s higher increase also reflected a change in duties and responsibilities, which the Compensation Committee determined warranted a higher increase than may have otherwise been provided.

CEO Salary

The Compensation Committee reviews the salary of the CEO using generally the same criteria as for the other executive officers. Based upon such review, the Compensation Committee determines the salary for the CEO and makes a recommendation to the Board for approval. In December 2008, the Board approved a base salary for Mr. Meshgin for calendar year 2009 of $570,000 (from $450,000 in calendar year 2008), based upon the recommendation of the Compensation Committee. In approving such salary increase, the Board and Compensation Committee considered the relevant benchmark data for the Company’s peer group and the industry data, and in particular that Mr. Meshgin’s previous salary was well below the 50th percentile, and even below the 25th percentile, as compared to such benchmarks. Mr. Meshin’s lower salary reflected, in part, his recent promotion to the position of CEO as well as the historical practice of the Company to pay, in general, below the 50th percentile (as discussed above). The Compensation Committee considered the Company’s performance under the leadership of Mr. Meshgin, during the last year as well as the demand for CEO talent with his skills, and determined that the increase in salary was appropriate.

Performance-based Annual Incentives

Executive Officer Incentives

Generally, the Company’s Named Executive Officers are eligible to receive non-equity (cash) incentive plan compensation (“bonuses”) on an annual basis. The Compensation Committee believes that a significant portion of executive officer compensation should be contingent upon the Company’s performance in order to motivate the Company’s executives to meet the business and financial objectives of the Company. Accordingly, the Compensation Committee approves an incentive plan at the beginning of each fiscal year, under the 162(m) qualified portion of the 2004 Plan, specifying the metrics for calculating each Named Executive Officers’ bonus for such fiscal year. Following the close of such fiscal year, the Compensation Committee reviews the performance of the Company versus the approved metrics, and based upon such review, approves the Named Executive Officer bonuses for the year. Under the terms of the Company’s bonus plan for fiscal year 2009, the Compensation Committee had the discretion to reduce awards that would otherwise be payable to a Named Executive Officer, but chose not to exercise such discretion.

Annual incentive pay opportunities are also targeted at the 50th percentile of the relevant market benchmark, though the target may range between the 25th and 75th percentile for any individual executive or all executives as a group depending upon Company performance, individual performance and experience level, general economic conditions and other factors. Generally, the targeted incentive pay opportunity will be set to reflect achievement of the annual financial business plan (“budget”) as it relates to specific financial metrics. Incentives may be structured to pay above target or below target based upon actual performance, with above-target performance yielding above-target incentive pay and below-target performance resulting in below-target incentive pay, including zero.

In setting the target bonus opportunities for fiscal year 2009 for the Named Executive Officers (other than the CEO), the Compensation Committee noted that the 50th percentile for the Company’s peer group equated to between 45 to 50% of each executive’s base salary. Taking such information into consideration, in addition to the challenging economic situation at the time of adoption and the resulting potential effect on the Company’s ability to meet the financial metrics contained in the 2009 bonus plan, the Compensation Committee determined that a target bonus opportunity of 50% was appropriate for each of the Company’s Named Executive Officers (other than the CEO). In addition, the Compensation Committee determined that it was appropriate to base Ms. Besnard’s incentive on her non-pro-rated base salary given that her goals and responsibilities are not pro-rated due to her part-time hours.

CEO Incentive

The CEO’s bonus is determined based on the same method as described above for Named Executive Officers, except that the CEO’s bonus is then recommended to the independent Board for approval. In determining the target bonus opportunity for Mr. Meshgin, the Compensation Committee noted that the 50th percentile for the Company’s peer group equated to 75% of the CEO’s base salary and the 50 th percentile for the industry data equated to 80% of the CEO’s base salary. Based on this information and the economic and other conditions noted above in the discussion regarding bonuses for the Executive Officers, the Compensation Committee determined that a target bonus opportunity of 75% of Mr. Meshgin’s base salary was appropriate.

Incentive Structure

The annual incentive plan is structured the same for all named executive officers, other than the target award levels paid out upon the achievement of a target performance level, as described above (e.g. the CEO would receive 75% of base salary vs 50% for the CFO for the same level of targeted performance). For 2009, the Compensation Committee structured the annual incentive to be based upon performance achievement against three different metrics: Net Revenue, Net Income, after taxes (“Net Income”) and return on invested capital minus cash and debt (“ROIC”). The specific target for each metric was consistent with the Annual Business Plan as approved by the Board for fiscal 2009. Net Revenue was selected as a metric because the Compensation Committee believes that long-term success is dependent upon growth and, therefore, the achievement of revenue targets was to be motivated. Net Income was selected because growth without profitability is not a desired outcome and profitability is a key driver to shareholder value improvement. ROIC was selected as a metric because the Compensation Committee felt that it was important to keep executives focused on the efficient use of capital in driving growth and profitability. The targeted percentage of the annual incentive that was based on performance against each metric was set to achieve what the Compensation Committee felt was a reasonable balance among the metrics. No bonus was payable under the plan if a minimum threshold for Net Income was not met. In general, the Net Revenue and Net Income metrics were very closely weighted, with slight differences among executives based upon their responsibilities and ability to influence that metric. ROIC was accorded a slightly lower weighting, both because it includes a significant element of income in its calculation and it is less susceptible to management driven improvement over the course of a year. Note, however, that Mr. Lee’s position and role was deemed to have the most direct influence on ROIC because of the significant direct level of responsibility he has for production related capital spending, and accordingly, the Committee determined that the percentage allocated to the ROIC metric for Mr. Lee should be higher.

Normally, the annual incentive plan is structured to pay out 100% of the targeted incentive for 100% “On Plan” achievement of the targeted metrics. For below plan performance the payout is reduced below 100% in accordance with a formula, and for above plan performance the payout is increased above 100%. Payouts are thereby tied to the performance of the Company. Performance against each metric is calculated and the payout is determined independently, except that above plan payouts for Net Revenue or ROIC could not be earned unless Net Income retained at least the targeted percentage to Net Revenue. This gating requirement was established to ensure that revenue growth, for example, was not pursued at the expense of profitability.

In late 2008 when the annual incentive plan was being finalized for fiscal 2009, the Annual Business Plan for 2009 had already been established and adopted by the Board. However, it had become apparent that the economy had rapidly begun to deteriorate, which the Compensation Committee felt made achievement of the target metrics much more difficult and risky to achieve than when the Annual Business Plan was adopted only shortly before. Rather than revise downward the metrics to reflect the prevailing market conditions, the Compensation Committee determined that is was appropriate to increase the motivation and incentive to achieve the already adopted 2009 Annual Business Plan, and accomplished this by modifying the normal incentive structure so that “On Plan” targeted performance yielded a payout of 110% of the nominal target payout, rather than 100% of the nominal target payout which has been used in most years.

The following table articulates the fiscal 2009 “On Plan” target bonus opportunity for the Named Executive Officers and the percentage of bonus that was tied to each financial metric in the plan:

Name	Target Bonus Opportunity*	Target Bonus Opportunity as a Percentage of Base Salary	Percentage of Bonus tied to Net Revenue	Percentage of Bonus tied to Net Income (after tax)	Percentage of Bonus tied to Return on Invested Capital
Reza Meshgin	$470,250	75%	35%	40%	25%
Tom Liguori	$187,000	50%	35%	40%	25%
Thomas Lee	$151,250	50%	30%	35%	35%
Christine Besnard	$148,500	50%	40%	35%	25%

*	Target bonus opportunity reflects the nominal target award level as a percent of base salary, times 110% (as used to increase the motivation for “On Plan” performance in 2009) times the base salary for each executive. In certain instances (i.e., if the specified financial metrics were achieved at a level higher than 100% of Target), additional amounts could be earned.

The following table articulates the Minimum Threshold for each specified financial metric and the portion of the bonus attributable to each metric that would have been paid at the Minimum Threshold:

Financial Metric	Minimum Threshold	Portion Earned at Minimum Threshold
Revenue	80% of Targeted metric	50%
Net Income	40% of Targeted metric	0%
ROIC	40% of Targeted metric	0%

For performance between the Minimum Threshold and Target, bonuses were adjusted on a linear basis between the amount payable at the applicable Minimum Threshold, and 110% of financial bonus payable at the Target. Additional financial bonus could also be earned if the financial metrics exceeded the Targets, provided that Net Income retained the targeted percentage to revenue. Additional bonus earned in this way was calculated on the same linear basis as was applied between the Minimum Threshold and Target level. Each financial metric was separately calculated to determine the additional amount earned where revenue, Net Income or ROIC exceeded the Target. All earned bonus amounts were capped by the bonus accrual provided in the budget for the fiscal year (which was ten percent of the Company’s Net Income) and the maximum bonus that could be earned by any Named Executive Officer was 250% of the target bonus opportunity as a percentage of base salary.

Net Revenue and Net Income were calculated as reported in the annual financial statements included in the Company’s Annual Report on Form 10-K for fiscal year 2009, but excluding the effect of: any asset write-down; litigation or claim judgment or settlement; the effect of any change in tax laws, accounting principles, or other laws or provisions affecting net income after taxes; any effect of a reorganization or restructuring; any extraordinary nonrecurring item (as defined for purposes of generally accepted accounting principles); any effect of acquisitions or divestitures; and any foreign exchange loss or gain, in each case, occurring after the establishment of the performance goals. ROIC was determined by the chief financial officer of the Company in accordance with generally accepted accounting principles and certified by the Compensation Committee at the close of fiscal year 2009. These potential adjustments to “as reported” results were established in order to help ensure that events outside executive management control did not unduly benefit or hurt them from a compensation perspective and to further help prevent the structure of the incentive compensation plan from de-motivating executive actions that would be in shareholder interests but which might adversely impact annual incentive payouts. For example, asset write-downs might have to be taken because of accounting rules coupled with major declines in market valuations driven by outside forces. The asset write-downs, in turn, reduce Net Income and ROIC, yet, most likely have nothing to do with Company or executive performance. This actually happened to many companies in 2009. In any case, the Compensation Committee looks at each such adjustment as is actually made to verify that it meets the intent of this provision in the plan. Further, the annual bonus pool limitation on executive incentive compensation provides an added layer of protection to shareholders to ensure that adjustments do not unduly benefit executive when real profits are at low levels.

The Company actually achieved financial performance levels for each of the metrics for fiscal 2009 that were within the range for incentive payouts, and therefore, bonuses were paid to our Named Executive Officers for fiscal 2009. The table below shows the actual incentive paid out for each Named Executive Officer.

Name	Total Bonus Paid
Reza Meshgin	$601,113
Tom Liguori	$239,039
Thomas Lee	$206,365
Christine Besnard	$184,799

Stock Grants

The Compensation Committee administers the 2004 Plan for executive officers, employees, consultants and outside directors, under which, prior to December 2005, it granted options to purchase the Company’s Common

Stock with an exercise price equal to the fair market value of a share of the Common Stock on the date of grant. Beginning in December 2005, the Compensation Committee began granting RSUs (Restricted Stock Units) under the 2004 Plan in lieu of stock options and in December 2008 also began granting SARs (Stock Appreciation Rights). Prior to 2004, the Company made stock option grants under its 1994 Stock Plan. The Compensation Committee believes that providing executive officers who have responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock aligns the interests of the Company’s executive officers with those of its stockholders and promotes retention of key personnel, which is also in the best interest of the stockholders.

Grants made to the CEO and other Named Executive Officers are approved by the Compensation Committee, and in the case of the CEO, are also recommended to the independent Board for ratification. The Compensation Committee views equity grants, either RSUs or SARs to be longer term incentive opportunities as the grants typically vest over longer periods of time (greater than one year) and their value is driven by Company performance over a longer period of time. Generally, these longer-term incentive pay opportunities are also targeted at the 50th percentile of the relevant benchmark for time-based equity grants, though actual grants may range between the 25th and 75th percentile for any individual executive or all executives depending upon a number of factors including the executive officer’s and the Company’s performance, the executive officer’s role and responsibilities within the Company, and the executive officer’s base salary. Executives may receive an equity grant that is below the market-based value in certain circumstances, including when delivering a value target would require seeking an additional share authorization from stockholders or when delivering a value target would significantly increase the share usage relative to prior periods or market norms.

In December 2008, the Compensation Committee granted RSUs and stock settled SARs to Named Executive Officers, at the same time as the Compensation Committee made RSU and SAR grants to other employees of the Company. At that time, the Compensation Committee determined that due to the economic uncertainty at the time, and the resulting effect on the Company’s stock price, it was appropriate to determine the size of the annual grant for executives based on a fixed dollar value, and then spread the grant out over the year, with one-quarter of the value of the grant to be made on each of December 5, 2008, and March 5, June 5, and September 4, 2009 (the “grant dates”). In determining the size of the grant, the Compensation Committee noted that the grant sizes being considered by the Compensation Committee were between the 25th and 50th percentile as compared to the long-term incentive grants made to executives in comparable position for the Company’s peer group. The Compensation Committee determined it was appropriate to split each award between RSUs and SARs so as to accomplish two goals: retention (in the case of time-based RSUs) and to focus executives’ efforts on the performance metrics that drive stockholder value (in the case of SARs). Each Named Executive Officer was notified that he or she would receive a grant equal to one-quarter of the RSU Value and SAR Value set forth in the following table, on each of the grant dates, calculated by dividing such amount by the closing price of the Company’s common stock on the grant date, as reported on the NASDAQ Stock Market LLC. The total number of RSUs and SARs granted pursuant to such grants are also reflected in the table.

	RSU Value ($)	Total RSU grant (#)	SAR Value ($)	Total SAR grant (#)
Reza Meshgin	$387,500	24,442	$775,000	48,887
Tom Liguori	$125,000	7,883	$250,000	15,768
Thomas Lee	$100,000	6,306	$200,000	12,615
Christine Besnard	$75,000	4,730	$150,000	9,461

The RSU grants are subject to equal, annual vesting over a three-year period (on December 5 of 2009, 2010 and 2011). The SAR grants vest on December 5, 2011.

In fiscal 2008, the Compensation Committee made grants of RSUs to Mr. Lee which were tied to the achievement of discrete performance objectives in the amounts of: 2,500; 2,500; 3,000; 5,000; and 5,000 RSUs. Of these grants, the first three were cancelled as the performance objectives were not met in the time periods specified, and the Company has determined that it is not probable that the performance objectives for the last two grants will be met in the time periods specified.

Perquisites

The Company periodically reviews the perquisites that Named Executive Officers receive. It is the Compensation Committee’s philosophy that perquisites will be minimal and will constitute an insignificant portion of total compensation. Other than as described in the Summary Compensation Table below, the Company’s executives are entitled to few benefits that are not otherwise available to all of its employees.

Other Benefits

The Company believes that benefits should be competitive with other similarly sized companies in its industry and maintains broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Participants in the 401(k) plan are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Investment options do not include the Company’s common stock. In addition, the Company currently provides matching contributions for the participants in the 401(k) plan including executive officers.

Equity Ownership Guidelines

To further align the interests of MFLEX’s management with those of its shareholders, the Compensation Committee has approved guidelines that require each Executive to maintain certain stock ownership levels. As used it these Equity Ownership Guidelines and the Compensation Recovery Policy below, “Executive” means any Vice President level employee. The following ownership guidelines became effective for Executives in fiscal 2010:

•	CEO – stock value equal to two and a half times annual base salary

•	CFO – stock value equal to one and three quarters times annual base salary

•	Other executives – stock value equal to one time annual base salary

Executives are expected to achieve the guideline level within five years of the guideline first becoming applicable to an Executive. The following types of ownership will be counted towards satisfying the guideline: shares owned outright by the Executive and shares owned by immediate family members. The guidelines also prohibit an Executive from short-selling or engaging in any financial activity where they would benefit or be insulated from a decline in MFLEX’s stock price. The Compensation Committee may elect to suspend or delay the guidelines for any Executive in the event of a financial emergency or undue hardship for the Executive or in the event that general economic conditions result in significant stock value changes over a very short period.

Until such time as an Executive has attained their guideline holding level, the Executive is expected to retain at least 60% of all equity grants, net of taxes.

Compensation Recovery Policy

In the event of a material misstatement of Company financial results that results in the need to restate all or a portion of its financial statements, the Board may, in its sole discretion and subject to applicable law and regulations, require Executives to reimburse the Company for the difference between any performance-based awards paid to the Executive based on achievement of financial results that were subsequently the subject of a restatement and the amount the Executive would have earned as awards under the plan based on the financial results as restated and any such other amounts as may be required by law or regulation.

Regulatory Considerations

The Company generally intends to qualify executive compensation for deductibility without limitation under Section 162(m) of the Code. Section 162(m) provides that, for purposes of regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. The Company does not expect that the non-exempt compensation to be paid to any of its executive officers for fiscal 2009 as calculated for purposes of Section 162(m) will exceed the $1 million limit. However, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be deductible.

Summary Compensation Table

The following table discloses the compensation paid to or earned from the Company during each of the years ended September 30, 2009, 2008 and 2007 by the Chief Executive Officer, Chief Financial Officer and two other most highly paid executive officers (including such persons who met the foregoing criteria, during, but not at the end, of the fiscal year ended September 30, 2009; collectively referred to herein as the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)		Stock Awards(3)(4) ($)		Option Award(s)(4)(6) ($)	Non-Equity Incentive Plan Compensation(7) ($)	All Other Compensation ($)		Total Compensation ($)
Reza Meshgin,	2009	$570,000		$481,085		$58,797	$601,113	$36,209	(8)	$1,747,203
President and Chief Executive Officer	2008	$450,000		$330,174		$53,958	$425,068	$13,303		$1,272,503
	2007	$277,200		$143,325		$72,944	$0	$12,326		$505,795

Tom Liguori,	2009	$340,000		$262,644		$18,965	$239,039	$28,843	(9)	$889,491
Executive Vice President and Chief Financial Officer	2008	$300,000		$144,910		$0	$209,763	$34,381		$689,054
	2007	$—		$—		$—	$—	$—		$—

Thomas Lee,	2009	$275,000		$403,159	(5)	$15,172	$206,365	$34,403	(10)	$934,099
Executive Vice President of Operations	2008	$255,000		$189,029		$36,184	$178,299	$13,444		$671,956
	2007	$217,350		$78,857		$48,915	$0	$20,498		$365,620

Christine Besnard,	2009	$162,000	(2)	$162,431		$11,379	$184,799	$33,229	(11)	$553,838
Vice President, General Counsel and Secretary	2008	$156,000	(2)	$116,598		$11,290	$181,795	$11,567		$477,250
	2007	$125,775	(2)	$67,686		$15,262	$0	$9,728		$218,451

(1)	The Company reviews salaries on calendar year basis, and thus, the amounts set forth under the column “Salary” are the salaries paid to the Named Executive Officer for the calendar year that most closely aligns to the fiscal year (i.e., amount indicated for 2009 is the salary for January 1, 2009 – December 31, 2009, although a different salary was in effect for the first quarter of the fiscal year).
(2)	Represents the annual salary for calendar years 2009, 2008 and 2007 of $270,000, $260,000 and $209,625, respectively, at full-time, with adjustment for Ms. Besnard’s part-time schedule.
(3)	Represents RSU awards made by the Company.
(4)

Amounts are based on the dollar amount of the expense that the Company recognized in connection with awards to the Named Executive Officers under the 2004 Plan for financial statement reporting purposes for the fiscal year ended September 30, 2009. The Company determined the amount of the expense in accordance with SFAS No. 123 (revised 2004), Share Based Payments (“FAS 123(R)”) except that the amounts reported in the Summary Compensation Table do not take into account any estimates of forfeitures relating to service-based vesting, as required by the SEC. In general, FAS 123(R) requires the Company to expense the value of equity awards ratably over the vesting period of the equity award, and the amounts in the Summary Compensation Table therefore include amounts attributable to awards granted in and prior to fiscal 2009. Footnote 12 to the Company’s audited financial statements for the fiscal year ended September 30, 2009, which appear in the Company’s Annual Report on Form 10-K filed with the SEC on November 17, 2009, includes assumptions (other than estimates of forfeitures) used in the calculation of these amounts.

(5)	Mr. Lee had two cancellations of performance-based RSUs in fiscal year 2009.
(6)	Represents SAR and stock option awards made by the Company.
(7)	The amounts set forth under the column “Non-Equity Incentive Plan Compensation” consist of non-equity incentive plan compensation paid for such fiscal year, regardless of the year in which the amount was actually paid.
(8)	Includes an auto allowance of $11,500, 401(k) Company match of $5,765, medical, dental and vision insurance premiums paid by the Company equal to $15,089, and amounts related to Company-paid long-term disability insurance, prepaid life insurance, accidental death and dismemberment insurance and financial planning services aggregating $3,856.
(9)	Includes an auto allowance of $11,500, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,715, medical, dental and vision insurance premiums paid by the Company equal to $10,628, and financial planning services paid for by the Company equal to $5,000.
(10)	Includes an auto allowance of $11,500, 401(k) Company match of $6,886, medical, dental and vision insurance premiums paid by the Company equal to $12,568, and amounts related to Company-paid long-term disability insurance, prepaid life insurance, accidental death and dismemberment insurance and financial planning services aggregating $3,449.
(11)	Includes an auto allowance of $11,500, amounts related to Company-paid long-term disability insurance, prepaid life insurance and accidental death and dismemberment insurance of $1,064, 401(k) Company match of $5,576, and medical, dental and vision insurance premiums paid by the Company equal to $15,089.

Grants of Plan-Based Awards

The following table discloses the actual RSU and SAR awards granted to the Named Executive Officers during the year ended September 30, 2009 and their respective grant date fair values. It also captures potential pay-outs under non-equity incentive plans for fiscal year 2009.

2009 Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)	All Other Option Awards: Number of Securities Underlying Options (#)(7)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Approval Date(1)		Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Reza Meshgin	N/A	(5)	N/A	$74,813	$470,250	$1,068,750	—	—	—	—
	12/05/2008		12/05/2008	—	—	—	9,003	—	—	$96,875
	12/05/2008		03/05/2009	—	—	—	7,627	—	—	$96,875
	12/05/2008		06/05/2009	—	—	—	4,423	—	—	$96,875
	12/05/2008		09/04/2009	—	—	—	3,389	—	—	$96,875
	12/05/2008		12/05/2008	—	—	—	—	18,006	$10.76	$94,712	(8)
	12/05/2008		03/05/2009	—	—	—	—	15,255	$12.70	$91,530	(8)
	12/05/2008		06/05/2009	—	—	—	—	8,847	$21.90	$88,028	(8)
	12/05/2008		09/04/2009	—	—	—	—	6,779	$28.58	$82,772	(8)

Tom Liguori	N/A	(5)	N/A	$29,750	$187,000	$425,000	—	—	—	—
	12/05/2008		12/05/2008	—	—	—	2,904	—	—	$31,250
	12/05/2008		03/05/2009	—	—	—	2,460	—	—	$31,250
	12/05/2008		06/05/2009	—	—	—	1,426	—	—	$31,250
	12/05/2008		09/04/2009	—	—	—	1,093	—	—	$31,250
	12/05/2008		12/05/2008	—	—	—	—	5,808	$10.76	$30,550	(8)
	12/05/2008		03/05/2009	—	—	—	—	4,921	$12.70	$29,526	(8)
	12/05/2008		06/05/2009	—	—	—	—	2,853	$21.90	$28,387	(8)
	12/05/2008		09/04/2009	—	—	—	—	2,186	$28.58	$26,691	(8)

Thomas Lee	N/A	(5)	N/A	$20,625	$151,250	$343,750	—	—	—	—
	12/05/2008		12/05/2008	—	—	—	2,323	—	—	$25,000
	12/05/2008		03/05/2009	—	—	—	1,968	—	—	$25,000
	12/05/2008		06/05/2009	—	—	—	1,141	—	—	$25,000
	12/05/2008		09/04/2009	—	—	—	874	—	—	$25,000
	12/05/2008		12/05/2008	—	—	—	—	4,646	$10.76	$24,438	(8)
	12/05/2008		03/05/2009	—	—	—	—	3,937	$12.70	$23,622	(8)
	12/05/2008		06/05/2009	—	—	—	—	2,283	$21.90	$22,716	(8)
	12/05/2008		09/04/2009	—	—	—	—	1,749	$28.58	$21,355	(8)

Christine Besnard	N/A	(5)	N/A	$27,000	$148,500	$337,500	—	—	—	—
	12/05/2008		12/05/2008	—	—	—	1,742	—	—	$18,750
	12/05/2008		03/05/2009	—	—	—	1,476	—	—	$18,750
	12/05/2008		06/05/2009	—	—	—	856	—	—	$18,750
	12/05/2008		09/04/2009	—	—	—	656	—	—	$18,750
	12/05/2008		12/05/2008	—	—	—	—	3,485	$10.76	$18,331	(8)
	12/05/2008		03/05/2009	—	—	—	—	2,952	$12.70	$17,712	(8)
	12/05/2008		06/05/2009	—	—	—	—	1,712	$21.90	$17,034	(8)
	12/05/2008		09/04/2009	—	—	—	—	1,312	$28.58	$16,020	(8)

(1)	The SAR and RSU awards shown were approved by a written consent of the Special Compensation Committee on December 5, 2008.
(2)	The threshold represents the amount payable to the Named Executive Officer if 80% of the target for revenue was achieved, 40% of the target for Net Income was achieved and 40% of the target for ROIC was achieved for fiscal 2009.

(3)	The target represents the amount payable to the Named Executive Officer if 100% of the specified financial metrics were achieved by the Company for fiscal 2009.
(4)	Named Executive Officers could also earn additional cash payments if the Company’s revenue, Net Income or ROIC were above the specified target for such metric; provided that Net Income met the minimum targeted percentage. Additional cash payments earned in this way were calculated on the same linear basis as was applied between the Minimum Threshold and Target level. All earned bonus amounts were capped by the bonus accrual provided in the budget for the fiscal year.
(5)	The award reflected in this row is an annual incentive performance award that the Company granted for the performance period of fiscal year 2009, the material terms of which are described in the Compensation Discussion and Analysis.
(6)	Amounts represent RSU awards granted under the 2004 Plan. One-third (1/3) of each grant of RSUs shall vest and no longer be subject to forfeiture to the Company on each of December 5, 2009, 2010 and 2011, subject to the individual continuing to provide services to the Company through such date.
(7)	Amounts represent SAR awards granted under the 2004 Plan. The SARs vest in full on December 5, 2011, subject to the individual continuing to provide services to the Company through such date.
(8)	Amounts reflect the grant date fair value determined in accordance with FAS 123(R). Footnote 12 to the Company’s audited financial statements for the fiscal year ended September 30, 2009, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on November 17, 2009, includes assumptions used in the calculation of these amounts.

Outstanding Equity Awards at September 30, 2009

The following table discloses outstanding stock option awards (SARs and options) classified as exercisable and unexercisable as of September 30, 2009 for each of the Named Executive Officers. The table also shows unvested stock awards (RSUs) as of September 30, 2009 assuming a market value of $28.71 per share (the closing market price of the Company’s Common Stock on September 30, 2009).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Reza Meshgin	85,000	—	$10.00	06/24/2014	37,921	$1,088,712
	—	18,006	$10.76	12/04/2018
	—	15,255	$12.70	12/04/2018
	—	8,847	$21.90	12/04/2018
	—	6,779	$28.58	12/04/2018

Tom Liguori	—	5,808	$10.76	12/04/2018	47,447	$1,362,203
	—	4,921	$12.70	12/04/2018
	—	2,853	$21.90	12/04/2018
	—	2,186	$28.58	12/04/2018

Thomas Lee	—	4,646	$10.76	12/04/2018	17,999	$516,751
	—	3,937	$12.70	12/04/2018
	—	2,283	$21.90	12/04/2018
	—	1,749	$28.58	12/04/2018

Christine Besnard	—	3,485	$10.76	12/04/2018	8,862	$254,428
	—	2,952	$12.70	12/04/2018
	—	1,712	$21.90	12/04/2018
	—	1,312	$28.58	12/04/2018

(1)	Reflects SARs awarded to the Named Executive Officers.
(2)	Reflects RSUs awarded to the Named Executive Officers but not vested. The following chart summarizes the number of RSUs vesting on each particular date for each Named Executive Officer:

Vesting Date	Reza Meshgin	Tom Liguori	Thomas Lee	Christine Besnard
February 5, 2010	—	12,500	—	—
June 30, 2010	—	—	5,000	—
November 16, 2010	3,875	1,563	1,264	1,235
December 4, 2010	10,000	—	—	2,000
December 5, 2010	8,147	2,627	2,101	1,576
February 5, 2011	—	12,500	—	—
March 31, 2011	—	—	5,000	—
November 16, 2011	3,875	1,564	1,265	1,236
December 5, 2011	8,149	2,629	2,104	1,579
February 5, 2012	—	12,500	—	—
November 16, 2012	3,875	1,564	1,265	1,236

Total	37,921	47,447	17,999	8,862

Option Exercises and Stock Vested

The following table discloses certain information concerning exercises of stock options and the vesting of RSU awards for each Named Executive Officer during the year ended September 30, 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Reza Meshgin	61,900	$555,693	16,833	$250,930
Tom Liguori	—	—	12,500	$183,500
Thomas Lee	—	—	4,083	$46,930
Christine Besnard	10,000	$171,775	5,242	$53,721

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

Director Compensation

Although employees of WBL Corporation and its subsidiaries who serve on the Board are entitled to receive the same compensation as other non-employee members of the Board, they have informed the Company that they are not authorized by WBL Corporation or its subsidiaries to accept monetary payments or equity awards, and thus, the Company did not make any payments or grant any stock awards in fiscal 2009 to directors who are employed by WBL Corporation or its subsidiaries, other than for the reimbursement of expenses.

The Company paid its other non-employee Board members the following fees in fiscal 2009 related to their service on the Board:

•	annual retainer of $25,000, payable in equal quarterly installments;

•	per Board meeting fee of $2,500 for meetings attended;

•	per committee meeting fee of $1,500 for meetings attended; and

•

annual retainer for serving as non-executive Chairman of the Board of $60,000 (effective as of April 1, 2009), Audit Committee chairman of $10,000, Nominating Committee chairman of $5,000, and Compensation Committee chairman of $7,000, all payable in equal quarterly installments.

If a Board member attends less than 75% of the Board meetings held in any given year, the Board member would receive (i) the per meeting fee for the meetings he/she actually attended during such year and (ii) a percentage of the annual Board retainer equal to the proportion of total Board meetings attended to the total Board meetings scheduled. Additionally, the Company reimburses the directors for reasonable expenses in connection with attendance at Board and committee meetings. There is no financial penalty if a Committee member does not attend at least 75% of the Committee meetings.

In addition, in the event the Board forms any special or ad hoc committee, non-employee members of such committee are paid meetings fees for meetings actually attended and the chair, if any, is typically paid a retainer in the same amount as the chairman of the Nominating Committee.

In March 2009, the Board amended the 2004 Plan to change the amount of grants of RSUs automatically granted to non-employee directors, subject to stockholder approval. As amended, the 2004 Plan provides that (i) upon the date of first becoming a member of the Board, a non-employee director will automatically be granted initial RSUs equal to: $70,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share and (ii) on the first business day immediately after each annual meeting of stockholders, each non-employee director will automatically be granted RSUs equal to: $70,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share; provided the director served on the Board for at least six months, was not elected to the Board for the first time at such meeting and will continue to serve as a member of the Board following the annual meeting. Both the initial RSU grant and each annual RSU grant vests on the earlier to occur of (a) the anniversary of the date of grant and (b) the next annual meeting of stockholders. Both the initial RSU grants and the annual RSU grants are subject to accelerated vesting if the Company is subject to a change of control. RSUs are typically settled on the vesting date in shares of Common Stock or cash based on the fair market value of the Common Stock at the time of settlement.

Prior to adoption of the current amendment to the 2004 Plan, the plan provides that (i) upon first becoming a member of the Board a non-employee director will automatically be granted an initial RSU equal to: $140,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share and (ii) immediately after each annual meeting of stockholders, each non-employee director will automatically be granted an RSU equal to: $70,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share; provided the director served on the Board for at least six months, was not elected to the Board for the first time at such meeting and will continue to serve as a member of the Board following the annual meeting. The initial RSU grant vests equally over three years, and each annual RSU grant will vests on the earlier to occur of (a) the anniversary of the date of grant and (b) the next annual meeting of stockholders. Both the initial RSU grants and the annual RSU grants are subject to accelerated vesting if the Company is subject to a change of control. During the 2009 fiscal year, each of the Company’s continuing non-employee directors, except directors who were employees of WBL Corporation or its subsidiaries, received a non-discretionary, automatic RSU grant for 5,128 shares, and Mr. Philippe Lemaitre, a non-employee director, received an initial non-discretionary, automatic RSU grant for 10,598 shares.

Each non-employee director who became a director prior to the 2004 Plan being amended in 2007, but subsequent to the 2004 Plan being amended in 2006, was automatically granted an initial RSU grant of 4,000 shares of Common Stock upon first becoming a member of the Board. Also, prior to the 2004 Plan being amended in 2007, but subsequent to the 2004 Plan being amended in 2006, the day after each annual meeting of stockholders, each non-employee director was automatically granted RSUs for 2,000 shares, provided the director served on the Board for at least six months, was not elected to the Board for the first time at such meeting and was continuing to serve as a member of the Board following such annual meeting. The initial RSU grants vests equally over three years, and each annual RSU grant vests on the earlier to occur of (a) the anniversary of the date of grant and (b) the next annual meeting of stockholders. Both the initial RSU grants and the annual RSU grants are subject to accelerated vesting if the Company is subject to a change of control.

Each non-employee director who became a director prior the 2004 Plan being amended in 2006 was automatically granted an initial nonstatutory option to purchase 30,000 shares of Common Stock upon first becoming a member of the Board (other than Mr. Tan, who declined such grant). The initial option vested and became exercisable over four years, with the first 25% of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. Also, prior to the 2004 Plan being amended in 2006, the day following the Company’s regularly scheduled annual meeting of stockholders, each non-employee director was automatically granted a nonstatutory option to purchase 15,000 shares of Common Stock, provided the director had served on the Board for at least six months. Each of these options fully vested and became exercisable on the first anniversary of the date of grant. All of the options granted to non-employee directors had a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and are subject to accelerated vesting if the Company is subject to a change of control.

Non-Employee Director Equity Ownership Guidelines

To further align the interests of MFLEX’s non-employee directors with those of its shareholders, the Compensation Committee has approved guidelines that require each non-employee director to maintain certain stock ownership levels. The following ownership guidelines became effective for non-employee directors in fiscal 2010:

•	stock value equal to two and a half times the annual cash board retainer (excluding any meeting fees or chair retainers)

Non-employee directors are expected to achieve the guideline level within three years of the guideline first becoming applicable to such director. The following types of ownership will be counted towards satisfying the guideline: shares owned outright by the director and shares owned by immediate family members. The guidelines also prohibit a director from short-selling or engaging in any financial activity where they would benefit or be insulated from a decline in MFLEX’s stock price. The Compensation Committee may elect to suspend or delay the guidelines for any director in the event of a financial emergency or undue hardship for the director or in the event that general economic conditions result in significant stock value changes over a very short period and the guidelines are waived for any director who does not accept stock grants from MFLEX. Until such time as a non-employee director has attained their guideline holding level, the director is expected to retain at least 30% of the gross of all equity grants.

The following table discloses certain information concerning the compensation of the Company’s non-employee directors for the year ended September 30, 2009.

2009 Compensation Of Non-Employee Directors

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)		Total ($)
Richard Dadamo	$25,000	$31,971		$56,971
Philip A. Harding	$52,500	$432,230	(4)	$484,730
Sanford L. Kane	$72,000	$71,299	(5)	$143,299
Philippe Lemaitre	$37,917	$24,345	(6)	$62,262
Huat Seng Lim, Ph.D	—	—		—
Linda Y.C. Lim, Ph.D.	$65,639	$85,403	(7)	$151,042
Donald Schwanz	$71,250	$83,900	(8)	$155,150
Choon Seng Tan	—	—		—
Sam Yau	$59,500	$71,299	(9)	$130,799

(1)	Calculated on the basis of fees earned during fiscal year 2009.
(2)	The amounts shown are the expense recognized by the Company in fiscal year 2009 related to grants of RSUs in fiscal year 2009 and prior fiscal years, as prescribed under FAS 123(R). The variation in the compensation cost amounts among the directors is primarily a result of the different grant dates and resulting vesting schedules for the shares received by each respective director. Footnote 12 to the Company’s audited financial statements for the fiscal year ended September 30, 2009, which appear in the Company’s Annual Report on Form 10-K filed with the SEC on November 17, 2009, includes assumptions (other than estimates of forfeitures) used in the calculation of these amounts.
(3)	The following table represents the aggregate number of stock and option awards outstanding at the end of fiscal year 2009 for each non-employee director:

Name	Options	Stock (RSUs)
Richard Dadamo	5,000	—
Philip Harding*	115,000	38,761
Sandy Kane	45,000	5,128
Philippe Lemaitre	—	10,598
Huat Seng Lim, Ph.D.	—	—
Linda Y.C. Lim, Ph.D.	—	9,553
Donald Schwanz	—	10,195
Choon Seng Tan	—	—
Sam Yau	25,000	5,128

*	Mr. Harding served as Chief Executive Officer from 1981 until he retired from such position on March 11, 2008. Therefore, his aggregate outstanding awards include options and awards granted to him while he was an employee of the Company.

(4)	Grant date fair value for fiscal 2009 RSU awards equaled $140,000.
(5)	Grant date fair value for fiscal 2009 RSU award equaled $70,000.
(6)	Grant date fair value for fiscal 2009 RSU award equaled $140,000.
(7)	Grant date fair value for fiscal 2009 RSU award equaled $70,000.
(8)	Grant date fair value for fiscal 2009 RSU award equaled $70,000.
(9)	Grant date fair value for fiscal 2009 RSU award equaled $70,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During various times within the 2009 fiscal year, Mr. Richard Dadamo, Messrs. Kane, Tan and Yau and Dr. Linda Lim each served as members of the Compensation Committee. None of the members of the Compensation Committee at any time has been one of the Company’s officers or employees. No interlocking relationship exists, or has existed in the past, between the Board or Compensation Committee and the board of directors or compensation committee of any other entity.

Mr. Choon Seng Tan, a current member of the Company’s Compensation Committee, currently serves as Chief Executive Officer of WBL Corporation, whose subsidiaries own a majority of the outstanding Common Stock. As discussed under “Certain Relationships and Related Transactions,” the Company has several agreements and relationships with WBL Corporation and its affiliated entities.

LITIGATION

From time to time, the Company may be party to lawsuits in the ordinary course of business. The Company is currently not a party to any material legal proceeding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into indemnification agreements with each of its executive officers, directors and certain other employees. In addition, the Company’s executive officers and directors are indemnified under Delaware General Corporation Law and the Company’s Bylaws to the fullest extent permitted under Delaware law. The Company has an insurance policy covering its directors and officers with respect to specified liabilities, including liabilities arising under the Securities Act or otherwise.

As discussed above under “Security Ownership of Certain Beneficial Owners and Management,” WBL Corporation and its affiliated entities beneficially own 58.4% of the Company’s outstanding Common Stock. Choon Seng Tan, the Chief Executive Officer of WBL Corporation is a member of the Company’s Board.

On October 25, 2005, the Company entered into an Amended and Restated Stockholders Agreement with WBL Corporation, Wearnes Technology and United Wearnes. The amended agreement provides, among other things, that:

•

The WBL Corporation entities will have the right to approve the appointment of any new chief executive officer or the issuance of securities that would reduce the WBL Corporation entities’ effective stock ownership below a majority of the shares outstanding; and

•

WBL Corporation will, for a period of two years and thereafter subject to the parties’ mutual agreement, use reasonable efforts to provide the Company with access to additional manufacturing facilities and packaging services while the Company’s manufacturing facilities are being expanded.

The agreement will terminate when the WBL Corporation entities no longer own at least one-third of the outstanding Common Stock, measured on a fully diluted basis.

From time to time, the Company makes sales to, and purchases from, WBL Corporation and its affiliates. During the fiscal year ended September 30, 2009, the Company made sales of $0.5 million in products and materials to, and purchased $5.5 million in products and materials from, these entities. As of September 30, 2009, WBL Corporation and its affiliates owed the Company $0.4 million. The Company also leases certain facilities from WBL Corporation and/or its affiliates in Suzhou, China; Singapore and Pontian, Malaysia. The Company believes that the commercial transactions described above were made or entered into on terms that are no less favorable to the Company than those the Company could obtain from unaffiliated third parties.

Management fees may be charged to the Company by an affiliate of WBL Corporation, pursuant to a Corporate Services Agreement between the Company and such entity. Under this agreement, the Company may be billed for services on a time and materials basis. For the year ended September 30, 2009, no services were provided under this agreement.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

The Company’s audit committee charter requires that members of the audit committee, all of whom are independent directors, review and discuss with management and the independent auditors any related party transactions which are significant in size or involve terms that would otherwise not likely be negotiated with independent parties, and that are relevant to an understanding of the Company’s financial statements. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock;

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such position, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

All related party transactions will be disclosed in the Company’s applicable filings with the SEC as required by the SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board on April 12, 2004, as amended from time to time and last amended on November 30, 2004. A copy of the Audit Committee Charter is available on the Company’s website at www.mflex.com. The members of the Audit Committee are Messrs. Sanford L. Kane, Philippe Lemaitre (Chairman), Donald Schwanz and Sam Yau, each of whom meets the independence standards established by Nasdaq and the rules of the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements contained in the 2009 Annual Report on Form 10-K with the Company’s management and its independent registered public accounting firm. The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

Sanford L. Kane

Philippe Lemaitre (Chairman)

Donald Schwanz

Sam Yau

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any person holding more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended September 30, 2009, all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2011 annual meeting of stockholders must be received by the Secretary of the Company no later than September 22, 2010 in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2011 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and intended to be presented at the Company’s 2011 annual meeting of the stockholders must be received by the Secretary of the Company no later than 120 days before the date on which the Company first mailed its proxy materials for the Annual Meeting in order to be considered for inclusion in the Company’s proxy materials for that meeting. However, if the date of the 2011 annual meeting of stockholders is changed by more than 30 days from the anniversary of the Annual Meeting, the Company must receive the stockholder’s notice not later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to directors, officers or employees of the Company for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

Whether or not you intend to be present at the Annual Meeting, the Company urges you to return your signed proxy promptly.

By Order of the Board

Christine Besnard
January 20, 2010	Vice President, General Counsel and Secretary

The Company’s 2009 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 3140 East Coronado Street, Anaheim, California 92806, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of January 11, 2010, the stockholder was entitled to vote at the Annual Meeting.

Exhibit A

MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

(Adopted by the Board on June 15, 2004 and

amended and restated by the Board on March 11, 2009 and December 4, 2009)

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MULTI-FINELINE ELECTRONIX, INC.

2004 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on June 15, 2004, effective as of the date of the initial offering of Stock to the public pursuant to a registration statement filed by the Company with the Securities and Exchange Commission (the “Effective Date”), and amended and restated by the Board of Directors on January 11, 2006, December 4, 2007, March 11, 2009 and again on December 4, 2009, and as amended by Annex A on January 13, 2009. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

SECTION 2. DEFINITIONS.

(a)“Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b)“Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

(c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(d) “Cause” shall mean any of the following with respect to a particular Participant:

(i) Such Participant’s (a) willful or reckless and (b) repeated failure to satisfactorily perform his job duties after written notice to such Participant and no less than a one month period within which prospectively to cure such failure to perform;

(ii) Failure by such Participant to comply with either (a) all material applicable laws or (b) all lawful and material directives from executive management of the Company in performing his job duties or in directing the conduct of the Company’s business;

(iii) Commission by such Participant of any felony or intentionally fraudulent act against the Company, or its employees, agents or customers, that demonstrates his untrustworthiness or lack of integrity;

(iv) Commission by such Participant of any material fraud against the Company or use or intentional appropriation for his personal use or benefit of any material funds or properties of the Company not authorized by the Company to be so used or appropriated; or

(v) Any material noncompliance with Company policy or procedure.

(e) “Change in Control” shall mean the occurrence of a Qualifying Event, which, within twelve (12) months, is followed by a Qualifying Termination.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

(h) “Company” shall mean Multi-Fineline Electronix, Inc., a Delaware corporation.

(i) “Consultant” shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor or a member of the board of directors of a Parent or a Subsidiary who is not an Employee. Service as a Consultant shall be considered Service for all purposes of the Plan.

(j) “Delist” shall mean the Company, of its own accord, delists from the Nasdaq stock exchange without at the same time being listed on another national or regional securities or market system.

(k) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” shall mean, in the case of an Option, the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

(n) “Fair Market Value” with respect to a Share, shall mean the market price of one Share of Stock, determined by the Committee as follows:

(i) If the Stock was traded over-the-counter on the date in question but was not traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Sheets LLC;

(ii) If the Stock was traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The Nasdaq Stock Market;

(iii) If the Stock was traded on a United States stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report; and

(iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Notwithstanding the foregoing, the Fair Market Value of the Stock on the Effective Date shall be the price at which one share of Stock is offered to the public on such date pursuant to a registration statement filed by the Company with the Securities and Exchange Commission.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(o) “Good Reason” shall mean any of the following with respect to a particular Participant:

(i) A material reduction in duties or responsibilities;

(ii) A reduction in any component of pay opportunity or benefits, unless such change is similarly applied to all employees of the same level (i.e., engineer, director, etc.) of the Company; or

(iii) relocation of over fifty (50) miles from the pre-Qualifying Event office location.

(p) “ISO” shall mean an employee incentive stock option described in Section 422 of the Code.

(q) “Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(r) “Offeree” shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

(s) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(t) “Optionee” shall mean an individual or estate who holds an Option or SAR.

(u) “Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of, or paid consultant to, the Company or a Subsidiary. Service as an Outside Director shall be considered Service for all purposes of the Plan, except as provided in Section 4(a).

(v) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(w) “Participant” shall mean an individual or estate who holds an Award.

(x) “Plan” shall mean this 2004 Stock Incentive Plan of Multi-Fineline Electronix, Inc., as amended from time to time.

(y) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

(z) A “Qualifying Event” shall mean the occurrence of any of the following events:

(i) A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A) Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii) Any “person” (as defined below) who by the acquisition or aggregation of securities, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (z) above, the term “look-back” date shall mean the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (z) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2 (z) notwithstanding, a transaction shall not constitute a Qualifying Event if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(aa) A “Qualifying Termination” shall mean, as to a particular participant under the Plan, the occurrence of any of the following:

(i) an individual’s employment by the Company (including any subsidiary thereof) is terminated without “Cause”; or

(ii) an individual terminates his employment with the Company (including any subsidiary thereof) for a Good Reason; provided the employee has given the Company at least thirty (30) days prior written notice of such Good Reason, and the Company fails to remedy such Good Reason within such thirty (30) day period.

(bb) “Restricted Share” shall mean a Share awarded under the Plan.

(cc) “Restricted Share Agreement” shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

(dd) “SAR” shall mean a stock appreciation right granted under the Plan.

(ee) “SAR Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

(ff) “Service” shall mean service as an Employee, Consultant or Outside Director.

(gg) “Share” shall mean one share of Stock, as adjusted in accordance with Section 8 (if applicable).

(hh) “Stock” shall mean the Common Stock of the Company.

(ii) “Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to such Option.

(jj) “Stock Unit” shall mean a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(kk) “Stock Unit Agreement” shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

(ll) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(mm) “Total and Permanent Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than 12 months.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy (i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

(b) Committee for Non-Officer Grants. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and may determine all terms of such grants. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. The Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

(c) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

(d) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i) To interpret the Plan and to apply its provisions;

(ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv) To determine when Shares are to be awarded or offered for sale and when Options are to be granted under the Plan;

(v) To select the Offerees and Optionees;

(vi) To determine the number of Shares to be offered to each Offeree or to be made subject to each Option;

(vii) To prescribe the terms and conditions of each award or sale of Shares, including (without limitation) the Purchase Price, the vesting of the award (including accelerating the vesting of awards, either at the time of the award or sale or thereafter, without the consent of the Offeree or Optionee) and to specify the provisions of the Restricted Stock Agreement relating to such award or sale;

(viii) To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, the vesting or duration of the Option (including accelerating the vesting of the Option), to determine whether such Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the Stock Option Agreement relating to such Option;

(ix) To amend any outstanding Restricted Stock Agreement or Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Offeree or Optionee who entered into such agreement if the Offeree’s or Optionee’s rights or obligations would be adversely affected;

(x) To prescribe the consideration for the grant of each Option or other right under the Plan and to determine the sufficiency of such consideration;

(xi) To determine the disposition of each Option or other right under the Plan in the event of an Optionee’s or Offeree’s divorce or dissolution of marriage;

(xii) To determine whether Options or other rights under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Stock Option Agreement or any Restricted Stock Agreement; and

(xiv) To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to acquire Shares under the Plan.

SECTION 4. ELIGIBILITY.

(a) General Rule. Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, Stock Units, Nonstatutory Options or SARs.

(b) Automatic Grants to Outside Directors.

(i) On the date of his or her election to the Board of Directors, each Outside Director who first joins the Board of Directors on or after March 9, 2010, and who was not previously an Employee, shall receive an Award of Stock Units equal to: $70,000 divided by the Fair Market Value of the Stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share. Each Stock Unit subject to the Award granted under this Section 4(b)(i) shall fully vest on the first anniversary of the date of grant. Notwithstanding the foregoing, each Stock Unit subject to the Award granted under this Section 4(b)(i) shall become vested in full (A) if a Change in Control occurs with respect to an Outside Director during his Service as a member of the Board of Directors or (B) upon written notice of the Company’s intent to Delist during the Director’s Service as a member of the Board of Directors.

(ii) On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the annual meeting occurring on March 11, 2008, each Outside Director who was not elected to the Board for the first time at such meeting and who will continue serving as a member of the Board of Directors thereafter shall receive an Award of Stock Units equal to: $70,000 divided by the Fair Market Value of the Stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share; provided that such Outside Director has served on the Board of Directors for at least six months. Each Stock Unit subject to the Award granted under this Section 4(b)(ii) shall fully vest on the first anniversary of the date of grant; provided, however, that each such Stock Unit shall vest in full immediately prior to the next regular annual meeting of the Company’s stockholders following such date of grant in the event such meeting occurs prior to such first anniversary date. Notwithstanding the foregoing, each Stock Unit subject to the Award granted under this Section 4(b)(ii) shall become vested in full (A) if a Change in Control occurs with respect to an Outside Director during his Service as a member of the Board of Directors or (B) upon written notice of the Company’s intent to Delist during the Director’s Service as a member of the Board of Directors.

(iii) Any Stock Unit granted under this Section 4(b) shall be forfeited, and all rights of the Outside Director to or with respect to such Stock Unit shall terminate without any obligation on the part of the Company, upon the termination of an Outside Director’s Service as a member of the Board of Directors prior to the date on which such Stock Unit vests.

(iv) The Stock Units subject to Awards under this Section 4(b) shall be evidenced by a Stock Unit Agreement having such terms and conditions, consistent with the provisions of the Plan, as are determined by the Board in its sole discretion, to be executed by the Outside Director and the Company. Settlement of a Stock Unit subject to an Award granted under this Section 4(b) shall be made by the issuance of a number of Shares equal to the number of Stock Units that have vested or the Company, in its sole discretion, may substitute an equivalent amount of cash, and such settlement shall be made as soon as administratively practicable after the Stock Unit vests, subject to the terms and conditions of the applicable Stock Unit Agreement. Notwithstanding the preceding sentence, a Stock Unit Agreement evidencing an Award under this Section 4(b) may provide for settlement of any or all of the vested Stock Units upon the Outside Director’s termination of Service as a member of the Board of Directors, or may provide that an Outside Director may elect to defer settlement of any or all of the vested Stock Units, in each case in accordance with the terms and conditions of the applicable Stock Unit Agreement and Section 409A of the Code.

(c) Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(d) Attribution Rules. For purposes of Section 4(c) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

(e) Outstanding Stock. For purposes of Section 4(c) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Options, SARs, Stock Units and Restricted Shares awarded under the Plan shall not exceed 2,876,400 Shares. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11. The number of Shares that are subject to Options or other rights outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Option/SAR Limitation. Subject to the provisions of Section 11, no Participant may receive Options or SARs under the Plan in any calendar year that relate to more than 1,000,000 Shares.

(c) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 5(a) and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.

SECTION 6. RESTRICTED SHARES.

(a) Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents, or past services rendered to the Company (or a Parent or Subsidiary), as the Committee may determine.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. Outstanding Awards of Restricted Shares held by a Participant shall become vested in full (i) in the event that a Change in Control occurs with respect to that Participant or (ii) upon written notice of the Company’s intent to Delist.

(d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the

Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in Section 4(c), and the Exercise Price of an NSO shall not be less 85% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, a Stock Option Agreement may specify that the exercise price of an NSO may vary in accordance with a predetermined formula. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for Employees described in Section 4(c)). A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options Upon Termination of Service. Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. Outstanding Options held by a Participant shall become vested in full (i) in the event that a Change in Control occurs with respect to that Participant or (ii) upon written notice of the Company’s intent to Delist.

(h) Leaves of Absence. An Employee’s Service shall cease when such Employee ceases to be actively employed by, or a Consultant to, the Company (or any subsidiary) as determined in the sole discretion of the Board of Directors. For purposes of Options, Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

(i) No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 11.

(j) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different exercise price, or in return for the grant of the same or a different number of Shares. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, adversely affect his or her rights or obligations under such Option.

(k) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(l) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(g) below.

(b) Surrender of Stock. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Optionee or his representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary prior to the award. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Promissory Note. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note. However, the par value of the Common Shares being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents.

(g) Other Forms of Payment. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(h) Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Agreement or Restricted Stock Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. Outstanding SARs held by a Participant shall become vested fully exercisable as to all Common Shares subject to such SAR (i) in the event that a Change in Control occurs with respect to that Participant or (ii) upon written notice of the Company’s intent to Delist.

(f) Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, may alter or impair his or her rights or obligations under such SAR.

SECTION 10. STOCK UNITS.

(a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. Outstanding Awards of Stock Units that vest based on time that are held by a Participant shall become vested in full (i) in the event that a Change in Control occurs with respect to that Participant or (ii) upon written notice of the Company’s intent to Delist. The Committee may determine, at the time of granting Stock Units that vest based on performance metrics or thereafter, that all or part of such performance based Stock Units shall become vested (i) in the event that a Change in Control occurs with respect to that Participant or (ii) upon written notice of the Company’s intent to Delist.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11. ADJUSTMENT OF SHARES.

(a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(i) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Section 5;

(ii) The limitations set forth in Section 5(a) and (b);

(iii) The number of Stock Units to be granted to Outside Directors under Section 4(b);

(iv) The number of Shares covered by each outstanding Option and SAR;

(v) The Exercise Price under each outstanding Option and SAR; or

(vi) The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c)Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for:

(i) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii) The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv) Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

(v) Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

(d) Reservation of Rights. Except as provided in this Section 11, an Optionee or Offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 12. DEFERRAL OF AWARDS.

The Committee (in its sole discretion) may permit or require a Participant to:

(a) Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Section 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 12.

SECTION 13. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 14. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 14 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Section 14 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

SECTION 15. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable.

SECTION 16. WITHHOLDING TAXES.

(a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the legally required minimum tax withholding.

SECTION 17. TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 17 shall be void and unenforceable against the Company.

SECTION 18. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any right or Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 19. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically ten (10) years after its adoption by the Board. The Plan may be terminated on any earlier date pursuant to Subsection (b) below.

(b) Right to Amend or Terminate the Plan. The Board of Directors may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect any Award previously granted under the Plan.

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SECTION 20. EXECUTION.

To record this amendment and restatement of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

MULTI-FINELINE ELECTRONIX, INC.
By
Name	Christine Besnard
Title	Secretary

Appendix A

Amendment to Multi-Fineline Electronix, Inc.’s

2004 Stock Incentive Plan

WHEREAS, Multi-Fineline Electronix, Inc. (the “Company”) maintains the Multi-Fineline Electronix Inc. 2004 Stock Incentive Plan (the “Plan”);

WHEREAS, the Compensation Committee (“Committee”) of the Company’s Board of Directors (the “Board”) may amend the Plan pursuant to Section 19(b) of the Plan;

WHEREAS, the Committee considers it desirable to amend the Plan (i) to permit the grant of performance shares, performance units, and cash-based awards to Plan participants; (ii) to permit the grant of Awards that shall be considered “performance-based” awards under Section of 162(m) of the Internal Revenue Code; and (iii) to make other desirable changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective January 13, 2009 by adding to the end thereof the following Appendix A:

APPENDIX A

Article A-1: General Provisions

Section A-1.1—Eligibility. Only Employees shall be eligible for the grant of Performance Shares, Performance Units, and Cash-Based Awards as described herein.

Section A-1.2—Conflicts Between Appendix A and Plan. The Plan provides a complete description of the terms and conditions governing this Appendix A. If there is any inconsistency between the terms of this Appendix and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Appendix A. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

Section A-1.3—Terms Incorporated by Reference. The terms of the Plan are hereby incorporated by reference into this Appendix A.

Section A-1.4—Definition of Award. The definition of “Award” shall include Performance Shares, Performance Units, and Cash-Based Awards.

Section A-1.5—Share Authorization Pool. For purposes of Section 5(a), the aggregate number of Performance Units (which are stock settled) awarded under the plan and Performance Shares plus the aggregate number of Options, SARs, Stock Units, and Restricted Shares awarded under the Plan shall not exceed the maximum number of Shares available under the Plan as computed under Section 5(a).

Section A-1.6—Additional Shares. If Performance Shares are forfeited prior to being earned, then such Shares shall again become available for Awards under the Plan. If Performance Shares and Performance Units are settled, then only the number of Shares (if any) actually issued in settlement of such Performance Shares and Performance Units shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.

Article A-2: Performance Shares

Section A-2.1—Performance Share. A “Performance Share” shall mean a Share awarded under this Article A-2.

Section A-2.2—Grant of Performance Shares. The Committee, at any time and from time to time, may grant Performance Shares to a Participant in such amounts and upon such terms as the Committee shall determine; provided that the grant of Performance Shares shall be subject to the terms and conditions of the Plan and this Appendix A.

Section A-2.3—Performance Share Award Agreement. Each grant of Performance Shares shall be evidenced by a Performance Share Award Agreement that shall specify the number of Performance Shares granted, the performance period over which such Performance Shares may be earned, the applicable performance goals, and such other provisions as the Committee shall determine.

Section A-2.4—Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which such performance goals are met, shall determine the value and/or number of Performance Shares that will be paid to the Participant.

Section A-2.5—Earning of Performance Shares. After the applicable performance period has ended, the holder of Performance Shares shall be entitled to receive a settlement based on the number of Performance Shares earned over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The determination of the extent to which Performance Shares are earned at the conclusion of the applicable performance period shall be made by the Committee in its sole discretion.

Section A-2.6—Form and Timing of Payment of Performance Shares. The Committee, in its sole discretion, shall pay at the close of the applicable performance period or as soon as practicable thereafter, but no later than the fifteenth day of the third month of the calendar year following the calendar year in which the applicable performance period ends, any earned Performance Shares in the form of cash or in Shares (or in a combination thereof), as specified in a Participant’s Performance Share Award Agreement. Any Shares paid to a Participant under this Section A-2.6 may be subject to any restrictions deemed appropriate by the Committee.

Section A-2.7—Termination of Service. Each Performance Share Award Agreement shall set forth the extent to which the Participant shall vest in or forfeit Performance Shares following termination of the Participant’s Service with or provision of services to the Company or any Parent or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Performance Share Award Agreement entered into with each Participant, need not be uniform among all Performance Shares awarded pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Section A-2.8—Voting and Dividend Rights. The holders of Performance Shares shall have no voting rights. Prior to settlement or forfeiture, a Performance Share awarded under the Plan may, at the Committee’s sole discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Performance Share is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Performance Shares to which they attach.

Section A-2.9—Amendments. Within the limitations of the Plan, the Committee may modify an Award of outstanding Performance Shares. However, neither such modification nor any amendment or termination of the

Plan approved by the Board of Directors pursuant to Section 19(b) at the time such Performance Shares are outstanding shall adversely affect the rights of the holder of such Performance Shares without the consent of the holder.

Article A-3: Performance Units

Section A-3.1—Performance Unit. A “Performance Unit” shall mean an award granted under this Article A-3.

Section A-3.2—Grant of Performance Units. The Committee, at any time and from time to time, may grant Performance Units to a Participant in such amounts and upon such terms as the Committee shall determine; provided that the grant of Performance Units shall be subject to the terms and conditions of the Plan and this Appendix A.

Section A-3.3—Performance Unit Award Agreement. Each grant of Performance Units shall be evidenced by a Performance Unit Award Agreement that shall specify the number of Performance Units granted, the initial notional value of each Performance Unit, the performance period over which such Performance Units may be earned, the applicable performance goals, and such other provisions as the Committee shall determine.

Section A-3.4—Value of Performance Unit. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee in its sole discretion. The Committee shall set performance goals in its discretion which, depending on the extent to which such performance goals are met, shall determine the value of the Performance Units that will be paid to the Participant.

Section A-3.5—Earning of Performance Units. After the applicable performance period has ended, the holder of Performance Units shall be entitled to receive a settlement based on the number of Performance Units earned over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The determination of the extent to which Performance Units are earned at the conclusion of the applicable performance period shall be made by the Committee in its sole discretion.

Section A-3.6—Form and Timing of Payment of Performance Units. The Committee, in its sole discretion, shall pay at the close of the applicable performance period or as soon as practicable thereafter, but no later than the fifteenth day of the third month of the calendar year following the calendar year in which the applicable performance period ends, any earned Performance Units in the form of cash or in Shares (or in a combination thereof), as specified in a Participant’s Performance Unit Award Agreement. Any Shares paid to a Participant under this Section A-3.6 may be subject to any restrictions deemed appropriate by the Committee.

Section A-3.7—Termination of Service. Each Performance Unit Award Agreement shall set forth the extent to which the Participant shall vest in or forfeit Performance Units following termination of the Participant’s Service with or provision of services to the Company or any Parent or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Performance Unit Award Agreement entered into with each Participant, need not be uniform among all Performance Units awarded pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Section A-3.8—Amendments. Within the limitations of the Plan, the Committee may modify an Award of outstanding Performance Units. However, neither such modification nor any amendment or termination of the Plan approved by the Board of Directors pursuant to Section 19(b) at the time such Performance Units are outstanding shall adversely affect the rights of the holder of such Performance Units without the consent of the holder.

Article A-4: Cash-Based Awards

Section A-4.1—Cash-Based Awards. A “Cash-Based Award” shall mean awards granted under this Article A-4.

Section A-4.2—Grant of Cash-Based Awards. The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine; provided that the grant of Cash-Based Awards shall be subject to the terms and conditions of the Plan and this Appendix A.

Section A-4.3—Value of Cash-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

Section A-4.4—Form and Timing of Payment of Cash-Based Awards. The Committee shall determine the amount of Cash-Based Awards to be paid and the timing of such payment in accordance with its terms but payment shall be no later than the fifteenth day of the third month of the calendar year following the calendar year in which the Cash-Based Award is earned.

Section A-4.5—Termination of Service. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards following termination of the Participant’s Service with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Cash-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Section A-4.6—Amendments. Within the limitations of the Plan, the Committee may modify a Cash-Based Award to the extent such Award is evidenced by an award agreement. However, neither such modification nor any amendment or termination of the Plan approved by the Board of Directors pursuant to Section 19(b) at the time such Cash-Based Awards are outstanding shall adversely affect the rights of the holder of such Cash-Based Awards without the consent of the holder.

Article A-5: Performance-Based Compensation

Section A-5.1—Special Definitions for Performance-Based Compensation.

(a)	“Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. The Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section A-5.5 to reduce the Award otherwise determined by the Payout Formula.

(b)	“Award Pool” means the total dollars or percentage of any one or more of the Performance Measures (if any) designated to fund Actual Awards payable for any Performance Period.

(c)	“Base Salary” means as to any Performance Period, 100% of the Participant’s annualized salary rate on the last day of each fiscal year or on the last day of the last applicable fiscal year for any Performance Period, as determined by the Committee. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(d)	“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Internal Revenue Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(e)	“Determination Date” means as to any Performance Period of the Company, (x) the first day of such Performance Period, or (y) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

(f)	“Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

(g)	“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section A-5.5, above, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(h)	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

(i)	“Performance Period” means any period as determined by the Committee in its sole discretion.

(j)	“Target Award” means the target award payable under the Plan to a Participant for the Performance Period as determined by the Committee in accordance with Section A-5.4 and may be (a) expressed as a percentage of a Participant’s Base Salary, (b) expressed as a percentage of the Award Pool, or (c) a specified amount determined by the Committee in accordance with Section A-5.4.

Section A-5.2—Performance-Based Compensation. The Committee may designate whether an Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Awards designated by the Committee to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures (as set forth in Section A-5.12), to the extent required by Code Section 162(m). On or prior to the Determination Date, the Committee shall select the Employees who shall receive Performance-Based Compensation. Grants of Performance-Based Compensation are in the sole discretion of the Committee, and on a Performance Period by Performance Period basis.

Section A-5.3—Determination of Performance Measures. On or prior to the Determination Date, the Committee shall establish the Performance Measures for each Participant for the Performance Period. Such Performance Measures shall be set forth in writing.

Section A-5.4—Determination of Award Pool. On or prior to the Determination Date, the Committee may establish an Award Pool, if any, for any Performance Period.

Section A-5.5—Determination of Target Awards. On or prior to the Determination Date, the Committee shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

Section A-5.6—Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Measures, (c) provide for the payment of a Participant’s Target Award if the Performance Measures for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Measures. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed the Maximum Award (as set forth in Section A-5.14).

Section A-5.7—Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward.

Section A-5.8—Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

Section A-5.9—Timing of Payment. Payment of each Actual Award shall be made as soon as practicable after the Committee determines the amount of the Actual Award (if any) under Section A-5.6 but in no event later than the fifteenth day of the third month of the calendar year following the calendar year in which the applicable Performance Period ends.

Section A-5.10—Termination Prior to the Date the Actual Award for the Performance Period is Paid. If a Participant terminates Service with the Company for any reason after the end of the applicable Performance Period but prior to the date the Actual Award for such Performance Period is paid, the Participant shall be entitled to the payment of the Actual Award for the Performance Period subject to reduction or elimination under Section A-5.7 based on the circumstances surrounding such termination of Service.

Section A-5.11—Termination Prior to End of the Performance Period for Reasons other than Death or Disability. If a Participant terminates Service with the Company prior to the end of the applicable Performance Period for any reason other than death or Disability, the Committee shall reduce the Participant’s Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under Section A-5.7 based on the circumstances surrounding such termination of Service).

Section A-5.12—Termination Prior to the End of the Performance Period Due to Death or Disability. If a Participant terminates Service with the Company prior to the end of the applicable Performance Period due to death or Disability, the Participant (or in the case of the Participant’s death, the Participant’s beneficiary) shall be entitled to the payment of the Actual Award for the Performance Period subject to reduction or elimination under Section A-5.7.

Section A-5.13—Payment in the Event of a Change in Control. In the event of a Change in Control, the Performance Measures for the Performance Period in which such Change in Control takes place shall be deemed achieved as of the date immediately prior to the effective date of such Change in Control and a Participant’s Target Bonus shall be paid on the effective date of such Change in Control; provided, however, the Committee, in its sole discretion, may eliminate or reduce the Target Award payable to any Participant below that which otherwise would be payable.

Section A-5.14—Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Performance Period, the Actual Award shall be paid to the Participant’s beneficiary. If a Participant fails to designate a beneficiary or if each person designated as a beneficiary predeceases the Participant or dies prior to payment of an Actual Award, then the Committee shall direct the payment of such Actual Award to the Participant’s estate.

Section A-5.15—Code Section 162(m) Annual Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 11, shall apply to grants of such Awards under this Plan:

(a)	Equity-Based Awards: The maximum aggregate number of Shares subject to Performance Shares, Restricted Stock, and Stock Units granted with respect to any one fiscal year of the Company to any one Participant shall be 1,500,000 shares.

(b)	Performance Units: The maximum aggregate value of Performance Units that a Participant may be paid with respect to any one fiscal year of the Company may not exceed $10,000,000.

(c)	Cash-Based Awards: The maximum aggregate amount paid or credited with respect to Cash-Based Awards to any one Participant for any Performance Period may not exceed $10,000,000 for each twelve (12) months in a Performance Period (proportionately adjusted for periods less than twelve (12) months) (the “Maximum Award”). The Maximum Award is the maximum amount which may be paid to a Participant for any Performance Period.

Section A-5.16—Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Operating earnings;
(d)	Net sales;
(e)	Sales growth;
(f)	Net revenues;
(g)	Revenue growth;
(h)	Net operating profit;
(i)	Net operating profit growth;
(j)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(k)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(l)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(m)	Gross or operating margins;
(n)	Productivity ratios;
(o)	Share price (including, but not limited to, growth measures and total shareholder return);
(p)	Expense targets;
(q)	Margins;
(r)	Operating efficiency;
(s)	Market share;
(t)	Customer satisfaction;
(u)	Working capital targets;
(v)	Operating margin;
(w)	Pre-tax profit; and
(x)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

Any Performance Measure(s) may be used to measure the performance of the Company or any Parent or Subsidiary as a whole or any business unit of the Company or any Parent or Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Measure (o) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section A-5.12.

Section A-5.17—Evaluation of Performance. The Committee may provide in any Award that is intended to qualify as Performance-Based Compensation that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, and (h) any other adjustment item permissible under Code Section 162(m). To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Section A-5.18—Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section A-5.12.

Article A-6: Additional Committee Responsibilities

Section A-6.1—Additional Committee Responsibilities. In addition to responsibilities in Section 3(d) of the Plan, the Committee shall have the full authority and discretion to take the following actions:

(a)	To determine when and to whom Performance Shares, Performance Units, and Cash-Based Awards are to be awarded under the Plan;

(b)	To prescribe the terms and conditions of each Performance Share and Performance Unit, including (without limitation) the applicable performance measures, performance period and, in the case of Performance Shares, to set the number of shares or range of shares that may be earned or, in the case of Performance Units, to set the value or range of values that may be earned;

(c)	To prescribe the terms and conditions of each Cash-Based Award, including (without limitation) to determine performance measures, if applicable, and to specify payment amount or amounts that may be earned;

(d)	To amend any outstanding Performance Share Award Agreement, Performance Unit Award Agreement, or any award agreement applicable to a Cash-Based Award, subject to applicable legal restrictions and to the consent of the Participant who entered into such agreement if the Participant’s rights or obligations would be adversely affected; and

(e)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Performance Share Award Agreement, any Performance Unit Award Agreement or any award agreement, applicable to a Cash-Based Award.

PROXY

MULTI-FINELINE ELECTRONIX, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting March 9, 2010

The undersigned hereby constitutes and appoints Philip Harding and Thomas Liguori (each, a “Proxy” and together, the “Proxies”), and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. to be held at the Company’s headquarters, 3140 East Coronado Street, Anaheim, California 92806 on Tuesday, March 9, 2010, at 9:00 a.m. Pacific Standard Time and at any postponement or adjournment thereof, on all matters coming before said meeting.

Copies of the 2010 Proxy Statement and the 2009 Annual Report to Stockholders are also available online at www.mflex.com\proxymaterials

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

P	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

R

O	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENT?

X

Y

☒	Please mark votes as in this example.

1.	Election of Directors:
01 – Reza Meshgin

	FOR	WITHHOLD
	☐	☐

02 – Choon Seng Tan

	FOR	WITHHOLD
	☐	☐

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.			3.	Approval of the amendment and restatement of the Amended and Restated 2004 Stock Incentive Plan.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐

				4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Mark box at right if you plan to attend the Annual Meeting.  ☐

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature	Date	Signature	Date